                                                                 EXHIBIT 2(a)
                                                                 Execution Copy



                         Agreement and Plan of Merger



                                    between



                                CFX Corporation



                                      and



                          The Safety Fund Corporation




                               January 5 , 1996

                               TABLE OF CONTENTS


                                   ARTICLE I

                        THE MERGER AND THE BANK MERGER

     1.1  THE MERGER....................................................   1
     1.2  EFFECTIVE TIME................................................   1
     1.3  CHARTER AND BY-LAWS...........................................   2
     1.4  DIRECTORS AND COMMITTEES OF SURVIVING CORPORATION AND BUYER...   2
     1.5  OFFICERS OF SURVIVING CORPORATION.............................   2
     1.6  SURVIVING BANK................................................   2
     1.7  ADDITIONAL ACTIONS............................................   3
     1.8  ADDITIONAL AGREEMENTS.........................................   3
     1.9  EFFECTS OF THE MERGER.........................................   3
     1.10  THE OPTION AGREEMENT.........................................   3


                                  ARTICLE II

                             CONVERSION OF SHARES


     2.1  CONVERSION....................................................   4
     2.2  CERTAIN DEFINED TERMS.........................................   4
     2.3  DETERMINATION OF APPLICABLE EXCHANGE RATIO....................   4
     2.4  POOLING OF INTERESTS ACCOUNTING EXCHANGE RATIOS...............   5
     2.5  PURCHASE ACCOUNTING EXCHANGE RATIOS...........................   5
     2.6  ADDITIONAL MERGER CONSIDERATION...............................   6
     2.7  CONVERSION OF STOCK...........................................   6
     2.8  PROCEDURES FOR EXCHANGE OF SAFETY FUND COMMON STOCK FOR MERGER
          CONSIDERATION.................................................   7
     2.9  BUYER SUB COMMON STOCK........................................   9
     2.10  DISSENTERS' RIGHTS...........................................   9
     2.11  STOCK OPTIONS................................................   9
     2.12  TERMINATION, NOTICE AND CURE.................................  10

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF SAFETY FUND

     3.1  CORPORATE ORGANIZATION........................................  11
     3.2  CAPITALIZATION................................................  11
     3.3  AUTHORITY.....................................................  12
     3.4  NO VIOLATION..................................................  13
     3.5  CONSENTS AND APPROVALS........................................  13
     3.6  REGULATORY APPROVAL...........................................  14
     3.7  FINANCIAL STATEMENTS..........................................  14
     3.8  SAFETY FUND REPORTS...........................................  14

     3.9  ABSENCE OF CERTAIN CHANGES OR EVENTS....................... 15
     3.10  LEGAL PROCEEDINGS......................................... 15
     3.11  TAXES AND TAX RETURNS..................................... 16
     3.12  PROPERTIES................................................ 17
     3.13  CERTAIN CONTRACTS......................................... 17
     3.14  CERTAIN DEFAULTS.......................................... 18
     3.15  INSURANCE................................................. 18
     3.16  EMPLOYEE BENEFIT PLANS.................................... 18
     3.17  COMPLIANCE WITH APPLICABLE LAW; REGULATORY EXAMINATIONS... 19
     3.18  BROKER'S FEES............................................. 19
     3.19  SAFETY FUND INFORMATION................................... 20
     3.20  ENVIRONMENTAL ISSUES...................................... 20
     3.21  MATERIAL INTERESTS OF CERTAIN PERSONS..................... 20
     3.22  CERTAIN TRANSACTIONS...................................... 20
     3.23  REGULATORY AGREEMENTS..................................... 20
     3.24  LABOR MATTERS............................................. 21
     3.25  ADMINISTRATION OF TRUST ACCOUNTS.......................... 21
     3.26  INTELLECTUAL PROPERTY..................................... 21
     3.27  LOAN PORTFOLIO............................................ 21
     3.28  ABSENCE OF UNDISCLOSED LIABILITIES........................ 22

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     4.1  CORPORATE ORGANIZATION..................................... 22
     4.2  CAPITALIZATION............................................. 22
     4.3  AUTHORITY.................................................. 23
     4.4  NO VIOLATION............................................... 23
     4.5  CONSENTS AND APPROVALS..................................... 24
     4.6  REGULATORY APPROVAL........................................ 24
     4.7  FINANCIAL STATEMENTS....................................... 24
     4.8  BUYER REPORTS.............................................. 25
     4.9  ABSENCE OF CERTAIN CHANGES OR EVENTS....................... 25
     4.10  LEGAL PROCEEDINGS......................................... 25
     4.11  COMPLIANCE WITH APPLICABLE LAW; REGULATORY EXAMINATIONS... 25
     4.12  BROKER'S FEE.............................................. 26
     4.13  BUYER INFORMATION......................................... 26
     4.14  ENVIRONMENTAL ISSUES...................................... 26
     4.15  CAPITAL................................................... 26
     4.16  REGULATORY AGREEMENTS..................................... 26
     4.17  ABSENCE OF UNDISCLOSED LIABILITIES........................ 27
     4.18  BUYER SUB................................................. 27

                                   ARTICLE V

                           COVENANTS OF SAFETY FUND

     5.1  CONDUCT OF BUSINESS................................................. 27
     5.2  NO SOLICITATION..................................................... 30
     5.3  CURRENT INFORMATION................................................. 30
     5.4  ACCESS TO PROPERTIES AND RECORDS.................................... 30
     5.5  FINANCIAL AND OTHER STATEMENTS...................................... 31
     5.6  APPROVAL OF SAFETY FUND'S STOCKHOLDERS.............................. 31
     5.7  DISCLOSURE SUPPLEMENTS.............................................. 31
     5.8  FAILURE TO FULFILL CONDITIONS....................................... 32
     5.9  CONSENTS AND APPROVALS OF THIRD PARTIES............................. 32
     5.10  ALL REASONABLE EFFORTS............................................. 32
     5.11  SAFETY FUND SUBSIDIARIES........................................... 32

                                   ARTICLE VI

                               COVENANTS OF BUYER

     6.1  CONDUCT OF BUSINESS................................................. 32
     6.2  CERTAIN BUSINESS TRANSACTIONS....................................... 32
     6.3  CURRENT INFORMATION................................................. 33
     6.4  ACCESS TO PROPERTIES AND RECORDS.................................... 33
     6.5  FINANCIAL AND OTHER STATEMENTS...................................... 33
     6.6  CONSENTS AND APPROVALS OF THIRD PARTIES............................. 34
     6.7  ALL REASONABLE EFFORTS.............................................. 34
     6.8  FAILURE TO FULFILL CONDITIONS....................................... 34
     6.9  DISCLOSURE SUPPLEMENTS.............................................. 34
     6.10  EMPLOYEE BENEFITS.................................................. 34
     6.11  DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE............... 35
     6.12  STOCK EXCHANGE LISTING............................................. 37
     6.13  BUYER SUB.......................................................... 37

                                  ARTICLE VII

                          REGULATORY AND OTHER MATTERS

     7.1  PROXY STATEMENT-PROSPECTUS.......................................... 37
     7.2  REGULATORY APPROVALS................................................ 38
     7.3  AFFILIATES; PUBLICATION OF COMBINED FINANCIAL RESULTS............... 38

                                  ARTICLE VIII

                               CLOSING CONDITIONS

     8.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT......... 39
     8.2  CONDITIONS TO THE OBLIGATIONS OF BUYER UNDER THIS AGREEMENT......... 40
     8.3  CONDITIONS TO THE OBLIGATIONS OF SAFETY FUND UNDER THIS AGREEMENT... 41

                                  ARTICLE IX

                                  THE CLOSING

     9.1  TIME AND PLACE........................................ 42
     9.2  DELIVERIES AT THE CLOSING............................. 42

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

     10.1  TERMINATION.......................................... 42
     10.2  EFFECT OF TERMINATION................................ 43
     10.3  EXPENSES............................................. 44
     10.4  AMENDMENT, EXTENSION AND WAIVER...................... 44

                                  ARTICLE XI

                              CERTAIN DEFINITIONS

     11.1  CERTAIN DEFINITIONS.................................. 44

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1  CONFIDENTIALITY...................................... 45
     12.2  PUBLIC ANNOUNCEMENTS................................. 45
     12.3  SURVIVAL............................................. 46
     12.4  NOTICES.............................................. 46
     12.5  PARTIES IN INTEREST.................................. 47
     12.6  COMPLETE AGREEMENT................................... 47
     12.7  COUNTERPARTS......................................... 47
     12.8  SEVERABILITY......................................... 47
     12.9  GOVERNING LAW........................................ 47
     12.10  HEADINGS............................................ 47
     INDEX OF DEFINED TERMS..................................... I-1

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER dated as of January 5, 1996 (this "Agreement"), by and between CFX Corporation, a New Hampshire corporation
 ----------
("Buyer"), and The Safety Fund Corporation, a Massachusetts corporation ("Safety
  -----                                                                   ------
Fund").  (Certain capitalized terms used herein shall have the meanings defined
----
in Section 11.1 hereof.)

     WHEREAS, Buyer intends to organize a Massachusetts corporation that will be a wholly-owned direct or indirect subsidiary of Buyer ("Buyer Sub"); and
                                                        ---------

     WHEREAS, the respective Boards of Directors of Buyer and Safety Fund have approved the acquisition of Safety Fund by Buyer pursuant to the merger of Buyer Sub with and into Safety Fund (the "Merger"); and
                                    ------

     WHEREAS, the parties hereto desire that, following the consummation of the Merger, Safety Fund will merge with and into Buyer (the "BHC Merger") pursuant
                                                         ----------
to a merger agreement in a form to be specified by Buyer and reasonably satisfactory to Safety Fund and consistent with the terms of this Agreement, and that Buyer may cause the merger of Orange Savings Bank ("Orange Savings"), a
                                                         --------------
wholly-owned subsidiary of Buyer, with Safety Fund National Bank ("SFNB"), a
                                                                   ----
wholly-owned subsidiary of Safety Fund (the "Bank Merger"), pursuant to a merger
                                             -----------
agreement (the "Bank Merger Agreement") in a form to be specified by Buyer and
                ---------------------
reasonably satisfactory to Safety Fund and consistent with the terms of this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                        THE MERGER AND THE BANK MERGER

     1.1 THE MERGER. As promptly as practicable following the satisfaction or waiver of the conditions to the parties' respective obligations hereunder, and subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof): (a) unless theretofore done, Buyer shall organize the Buyer Sub in accordance with Massachusetts law; (b) Buyer Sub shall be merged with and into Safety Fund, with Safety Fund as the surviving corporation (the "Surviving Corporation"); and (c) the separate existence of
                  ---------------------
Buyer Sub shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Buyer Sub shall be vested in and assumed by Safety Fund.

     1.2 EFFECTIVE TIME. The Merger shall be effected by the filing of articles of merger (the "Articles of Merger") with the Secretary of State of The
                         ------------------
Commonwealth of Massachusetts (the "Secretary of State") in accordance with
                                    ------------------
Massachusetts law to become effective on the day of the closing ("Closing Date")
                                                                  ------------
provided for in Article IX hereof (the "Closing").  The term "Effective Time"
                                        -------               --------------
shall mean the time on the Closing Date (or a subsequent date not later than the opening of business on the next business day) when the Merger becomes effective as set forth in the Articles of Merger.

     1.3 CHARTER AND BY-LAWS. The Charter and By-laws of the Surviving Corporation shall be the Articles of Organization, as amended (the "Charter"),
                                                                    -------
and By-laws of Buyer Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable law.

     1.4  DIRECTORS AND COMMITTEES OF SURVIVING CORPORATION AND BUYER.

          (a) The Directors of Buyer Sub immediately prior to the Effective Time shall be the initial Directors of Surviving Corporation, each to hold office in accordance with the Charter and By-Laws of Surviving Corporation.

          (b) Prior to or at the Effective Time, four directors of Safety Fund to be designated by Buyer after consultation with Safety Fund shall be elected to the Board of Directors of Buyer, to be divided proportionately among the classes. The Board of Directors of Buyer shall nominate such persons for re-election, and support their re-election at the next succeeding annual meeting of shareholders of Buyer to its Board of Directors, to be divided proportionately among the classes of directors. Prior to the Effective Time, Buyer, in consultation with Safety Fund shall reconstitute the committees of its Board of Directors (as well as its joint management-Board committees) so as to achieve substantially proportionate representation, taking into account to the extent practicable the specific skills, education and experience of the various designees, for the directors of Safety Fund designated to become directors of Buyer.

     1.5 OFFICERS OF SURVIVING CORPORATION. The officers of Buyer Sub immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     1.6  SURVIVING BANK.

          (a) In the event Buyer determines to accomplish the Bank Merger immediately following the Merger and the BHC Merger:

               (1) The Bank Merger Agreement shall specify which of SFNB and Orange Savings shall be the surviving bank in the Bank Merger ("Surviving
                                                                     ---------
     Bank"), provided that the name of the Surviving Bank shall include the
     ----
     words "Safety Fund".

               (2) Buyer agrees, to the extent permitted by applicable law and appropriate federal and state bank regulators, to maintain the Surviving Bank in existence as a separate subsidiary for at least three years following the Effective Time subject to regulatory considerations, safe and sound banking practices, and the fiduciary duties of Buyer's directors.

               (3) The officers of SFNB immediately prior to the Effective Time shall continue to be the officers of the Surviving Bank following the Effective Time, each to hold office in accordance with the Charter and By-Laws of the Surviving Bank. Nine directors of SFNB to be designated by Buyer after consultation with Safety Fund shall continue to be directors of the Surviving Bank following the Effective Time, each to hold office in accordance with the Charter and By-Laws of the Surviving Bank. Buyer intends initially to elect up to three additional directors to serve on the Board of the Surviving Bank. Buyer agrees that, the continuing directors of SFNB will be kept in place for at least three years subject to regulatory considerations, safe and sound banking practices, and the fiduciary duties of Buyer's directors.

               (4) To the extent any of the Persons designated in this Agreement to serve as a director of Buyer or Surviving Bank is unable or unwilling, as of the Effective Time, to serve in such position, Buyer and Safety Fund shall agree on another member of the SFNB Board to serve as a replacement for such designee.

          (b) In the event Buyer determines not to accomplish the Bank Merger immediately following the Merger and the BHC Merger, Buyer agrees to take all the measures specified in Sections 1.6(a)(2), (3) and (4) with respect to SFNB to the same extent as they would have been applied to the Surviving Bank.

          (c) Nothing herein shall be deemed to preclude Buyer from accomplishing the Bank Merger at any time from and after the Effective Time as determined by the Board of Directors of Buyer.

     1.7 ADDITIONAL ACTIONS. If, at any time after the Effective Time, Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in Surviving Corporation, title to and possession of any property or right of Buyer Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, Buyer Sub and its proper officers and directors shall be deemed to have granted to Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Surviving Corporation are fully authorized in the name of Buyer Sub or otherwise to take any and all such action.

     1.8 ADDITIONAL AGREEMENTS. Safety Fund shall cause SFNB to execute and deliver the Bank Merger Agreement as soon as practicable following Buyer's request therefor. Safety Fund shall, and shall cause SFNB to, execute all other documents and take all actions as may be necessary or desirable for consummation of the BHC Merger and the Bank Merger, as described in the recitals hereto.

     1.9 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Chapter 156B, Section 80 of the General Laws of The Commonwealth of Massachusetts, as amended.

     1.10 THE OPTION AGREEMENT. The parties acknowledge that Safety Fund and Buyer have entered into that certain Stock Option Agreement dated as of even date herewith (the "Option Agreement") pursuant to which Safety Fund has granted
                    ----------------
to Buyer the right to purchase certain shares of Safety Fund Common Stock (as defined in Section 2.1 hereof) upon terms and conditions specified in the Option Agreement.

                                  ARTICLE II

                             CONVERSION OF SHARES

     2.1 CONVERSION. At the Effective Time, each share of common stock, par value $5.00 per share, of Safety Fund (the "Safety Fund Common Stock") issued
                                             ------------------------
and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as such term is defined in Section 2.10 hereof) and other than Safety Fund Common Stock then owned by Safety Fund, any Safety Fund Subsidiary, Buyer, or any Buyer Subsidiary (in each case other than in a fiduciary capacity or in connection with debts previously contracted)), including each attached right issued pursuant to the Shareholder Rights Plan (as hereinafter defined), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for an amount of common stock, par value $0.66 2/3 per share, of Buyer ("Buyer Common Stock") equal to one share
                                      ------------------
multiplied by the appropriate Exchange Ratio (rounded to the nearest four decimal places) determined in accordance with Section 2.4 or Section 2.5 hereof, as the case may be (the "Merger Consideration").
                         --------------------

     2.2 CERTAIN DEFINED TERMS. As used herein, the following capitalized terms shall have the specified values or meanings.

          (a) "BUYER INDEX PRICE" shall mean $15.54 per share of Buyer Common Stock.

          (b) "BUYER TRADING PRICE" shall mean the average closing price of Buyer Common Stock on the American Stock Exchange ("Stock Exchange") (as
                                                    --------------
reported by The Wall Street Journal or, if not reported thereby, another authoritative source) for the ten consecutive trading days ending on the business day before the date on which the last regulatory approval required to consummate the transactions contemplated hereby is obtained.

          (c) "POOLING DETERMINATION" shall mean either (i) a determination by Buyer that it is permissible under applicable financial and regulatory accounting principles for Buyer to record the Merger under the pooling of interests method of accounting or (ii) a determination that, solely as a result of actions of Buyer in breach of this Agreement, it is impermissible under applicable financial and regulatory accounting principles for Buyer to record the Merger under the pooling of interests method of accounting and that Buyer will be required to use the purchase method of accounting for the Merger.

     2.3 DETERMINATION OF APPLICABLE EXCHANGE RATIO. The parties expect the Merger to be accounted for under the pooling of interests method of accounting. In view of the fact that, among other possibilities, a shareholder might take actions so as to preclude pooling treatment for the Merger, the parties have agreed that the Merger Consideration shall be paid as follows. Not later than the second business day preceding the Effective Time, Buyer shall consult with its independent certified public accountants as to whether a Pooling Determination can be made, and shall promptly advise Safety Fund of the determination. If, as of the close of business on the day preceding the Effective Time, a Pooling Determination shall have been made, the Exchange Ratio shall be the Pooling Exchange Ratio and the provisions of Section 2.4 shall apply. If as of such time it shall not have been possible to make a Pooling Determination the initial Exchange Ratio shall be the Purchase Exchange Ratio and the provisions of Sections 2.5 and 2.6 shall apply.

     2.4  POOLING OF INTERESTS ACCOUNTING EXCHANGE RATIOS.  The "Pooling
                                                                 -------
Exchange Ratio" shall be determined as follows:
--------------

          (a) If the Buyer Trading Price is equal to or greater than 85 percent of the Buyer Index Price and is no greater than 115 percent of the Buyer Index Price, the Pooling Exchange Ratio shall be 1.700.

          (b) If the Buyer Trading Price is greater than 115 percent of the Buyer Index Price and is no greater than 120 percent of the Buyer Index Price, the Pooling Exchange Ratio shall be equal to:

                          Buyer Index Price  X  1.955
                          ---------------------------
                              Buyer Trading Price

          (c) If the Buyer Trading Price is greater than 120 percent of the Buyer Index Price, the Pooling Exchange Ratio shall be 1.629.

          (d) If the Buyer Trading Price is less than 85 percent of the Buyer Index Price and is equal to or greater than 80 percent of the Buyer Index Price, the Pooling Exchange Ratio shall be equal to:

                          Buyer Index Price  X  1.445
                          ---------------------------
                              Buyer Trading Price

          (e) If the Buyer Trading Price is less than 80 percent of the Buyer Index Price, the Pooling Exchange Ratio shall be 1.806 unless the Buyer Trading Price is less than 75 percent of the Buyer Index Price and the Pooling Exchange Ratio is increased or this Agreement is terminated in accordance with the terms of Section 2.12 hereof.

          (f) Notwithstanding any other provisions of this Section 2.4, in the event that before the Effective Time an announcement is made with respect to a business combination involving the acquisition of Buyer or a substantial portion of its assets, the Pooling Exchange Ratio shall not be less than 1.700.

     2.5  PURCHASE ACCOUNTING EXCHANGE RATIOS.  The "Purchase Exchange Ratio"
                                                     -----------------------
shall be determined as follows:

        (a) If the Buyer Trading Price is equal to or greater than $13.16 and is less than $16.45, the Purchase Exchange Ratio shall be equal to 1.520.

        (b) If the Buyer Trading Price is equal to or greater than $16.45 and less than $20.84, the Purchase Exchange Ratio shall be equal to:

                                    $25.00
                              -------------------
                              Buyer Trading Price

          (c) If the Buyer Trading Price is equal to or greater than $20.84, the Purchase Exchange Ratio shall be equal to 1.200.

          (d) If the Buyer Trading Price is less than $13.16 and equal to or greater than $12.50, the Purchase Exchange Ratio shall be:

                                    $20.00
                              -------------------
                              Buyer Trading Price

          (e) If the Buyer Trading Price is less than $12.50 the Purchase Exchange Ratio shall be 1.600 unless the Purchase Exchange Ratio is increased or this Agreement is terminated in accordance with the terms of Section 2.12 hereof.

          (f) Notwithstanding any other provisions of this Section 2.5, in the event that before the Effective Time an announcement is made with respect to a business combination involving the acquisition of Buyer or a substantial portion of its assets, the Purchase Exchange Ratio shall not be less than 1.520.

     2.6 ADDITIONAL MERGER CONSIDERATION. If the Purchase Exchange Ratio is used to determine the Exchange Ratio at the Effective Time, each holder of Safety Fund Common Stock exchanging shares of Safety Fund Common Stock in connection with the Merger ("Holder") shall also be entitled to received
                             ------
additional Merger Consideration under the circumstances described in this
Section 2.6.  Upon the occurrence of a "Triggering Event" and without the
                                        ----------------
payment of further consideration, each Holder shall be entitled to receive a number of shares of Buyer Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Safety Fund Common Stock held of record and beneficially by such Holder as of the Closing by the difference between the Pooling Exchange Ratio and the Purchase Exchange Ratio. A Triggering Event shall have occurred if, on or before the date which is three months after the Closing Date, a Pooling Determination is made with respect to the Merger. During the three-month period following the Effective Date, Buyer shall regularly cause an inquiry to be made as to whether a Pooling Determination can be made and shall cause a Pooling Determination to be made as promptly as practicable after the occurrence of events that would permit such a determination to be made based on facts not determinable prior to the Effective Time. If no Triggering Event shall have occurred on or before the end of such three-month period, no Holder shall have any right to receive any additional Merger Consideration pursuant to this Section 2.6. The right to receive additional Merger Consideration shall not be transferable except in the case of the death of the Holder, and then only by will or the laws of descent and distribution.

     2.7  CONVERSION OF STOCK.

          (a) All Safety Fund Common Stock converted into Buyer Common Stock pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such Safety Fund Common Stock shall
   -----------
thereafter represent the right to receive (i) the number of whole shares of Buyer Common Stock, and (ii) cash in lieu of fractional shares into which the Safety Fund Common Stock represented by such Certificate have been converted. Certificates previously representing Safety Fund Common Stock shall be exchanged for certificates representing whole shares of Buyer Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with this Section 2.7, without any interest thereon.

          (b) If prior to the Effective Time Buyer should split or combine its common stock (or other securities which are convertible into such common stock) or pay a dividend or other distribution in such common stock or convertible securities, all without Buyer receiving consideration therefor, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio, the Buyer Index Price and the Buyer Trading Price.

          (c) At the Effective Time, all shares of Safety Fund Common Stock held in the treasury of Safety Fund other than in a fiduciary capacity or in connection with a debt previously contracted and all shares of Safety Fund Common Stock owned by Buyer or owned beneficially by any subsidiary of Buyer other than in a fiduciary capacity or in connection with debts previously contracted shall be cancelled and no cash, stock or other property shall be delivered in exchange therefor.

     2.8 PROCEDURES FOR EXCHANGE OF SAFETY FUND COMMON STOCK FOR MERGER CONSIDERATION.

          (a) BUYER TO MAKE SHARES AVAILABLE. Buyer shall take all steps necessary on and as of the Effective Time to deliver to the Exchange Agent (as hereinafter defined), for the benefit of the holders of Certificates, for exchange in accordance with this Section 2.8, certificates representing shares of Buyer Common Stock and the cash in lieu of fractional shares to be paid pursuant to this Section 2.8 (such cash and certificates for shares of Buyer Common Stock, together with any dividends or distributions with respect thereto being hereinafter referred to as the "Exchange Fund") to be issued and paid in
                                      -------------
exchange for outstanding Safety Fund Common Stock in accordance with this Agreement. The Exchange Agent shall be such banking institution, corporate trust company, or other stock transfer agent appointed by Buyer and reasonably satisfactory to Safety Fund to act as exchange agent hereunder. The Exchange Agent shall act as agent on behalf of record holders (individually, a "Record
                                                                       ------
Holder") of Safety Fund Common Stock at the Effective Time, other than Safety
------
Fund, any Safety Fund Subsidiary, Buyer, or any Buyer Subsidiary (in each case other than in a fiduciary capacity or in connection with debts previously contracted), or any Person holding Dissenting Shares.

          (b) EXCHANGE OF CERTIFICATES. Within three business days after the Effective Time, Buyer shall take all steps necessary to cause the Exchange Agent to mail to each Record Holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for certificates representing the Buyer Common Stock and the cash in lieu of fractional shares into which the Safety Fund Common Stock represented by such Certificates shall have been converted as a result of the Merger. The form letter (which shall be subject to the reasonable approval of Safety Fund) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate for the number of whole shares of Buyer Common Stock to which such holder of Safety Fund Common Stock shall have become entitled pursuant to the provisions of this Section 2.8 and (y) a check representing the amount of cash in lieu of the fractional shares, if any, which such holder has the right to receive in respect of Certificates surrendered pursuant to the provisions of this Section 2.8, and the Certificates so surrendered shall forthwith be cancelled. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof. Certificates surrendered for exchange by any person who is an "affiliate" of Safety Fund for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act") shall not be exchanged for
                              --------------
certificates representing shares of Buyer Common Stock until Buyer has received the written agreement of such person contemplated by Section 7.3 hereof.

          (c) RIGHTS OF CERTIFICATE HOLDERS AFTER THE EFFECTIVE TIME. The holder of a Certificate that prior to the Merger represented issued and outstanding Safety Fund Common Stock shall have no rights, after the Effective Time, with respect to such Safety Fund Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement or to perfect the rights of appraisal as a holder of Dissenting Shares that such holder may have pursuant to the applicable provisions of Massachusetts law. No dividends or other distributions declared after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any un-surrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.8. After the surrender of a Certificate in accordance with this Section 2.8, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.

          (d) FRACTIONAL SHARES. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former holder of Safety Fund Common Stock who otherwise would be entitled to receive a fractional share of Buyer Common Stock, an amount in cash determined by multiplying the closing sale price of Buyer Common Stock on the Stock Exchange as reported by The Wall Street Journal for the trading day immediately preceding the date of the Effective Time (the "Last Closing Price") by the fraction of a share of Buyer Common Stock
      ------------------
which such holder would otherwise be entitled to receive pursuant to Section 2.8 hereof. No interest will be paid on the cash which the holders of such fractional shares shall be entitled to receive upon such delivery.

          (e) SURRENDER BY PERSONS OTHER THAN RECORD HOLDERS. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the Record Holder thereof, then it shall be a condition of the payment of the Merger Consideration that such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the Record Holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the Record Holder and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (f) CLOSING OF TRANSFER BOOKS. From and after the Effective Time, there shall be no transfers on the stock transfer books of Safety Fund of the Safety Fund Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be ex-changed for the Merger Consideration and cancelled as provided in this Section 2.8.

          (g) RETURN OF EXCHANGE FUND. At any time following the 12-month period after the Effective Time, Buyer shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Buyer (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Buyer nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

     2.9 BUYER SUB COMMON STOCK. Each share of common stock of Buyer Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation at the Effective Time.

     2.10 DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, Safety Fund Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by stockholders who, pursuant to applicable law, (a) deliver to Safety Fund in the manner provided by law, before the taking of the vote of Safety Fund's stockholders on the Merger, a written objection to the Merger and a written demand for the appraisal of their shares if the Merger is effected and
(b) whose shares are not voted in favor of the Merger, nor consented thereto in writing (the "Dissenting Shares"), shall not be converted into the right to
              -----------------
receive, or be exchangeable for, the Merger Consideration, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Chapter 156B, (S)(S)86-98 of the Massachusetts Business Corporation Law (as amended, the "MBCL"). If any
                                                                ----
such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the Safety Fund Common Stock of such holder shall thereupon be deemed to have been converted into and be exchangeable for, at the Effective Time, the right to receive the Merger Consideration. Buyer shall have the right to participate in any proceeding involving dissenters' rights.

     2.11 STOCK OPTIONS. (a) At the Effective Time, each holder of a then outstanding stock option to purchase Safety Fund Common Stock ("Safety Fund
                                                                -----------
Option") pursuant to the 1984 Incentive Stock Option Plan or the 1994 Incentive
------
and Nonqualified Stock Option Plan (collectively, the "Safety Fund Stock Option
                                                       ------------------------
Plans") (it being understood that the aggregate number of shares of Safety Fund
-----
Common Stock subject to purchase pursuant to the exercise of such Safety

Fund Options is not and shall not be more than 65,850), whether vested or unvested, will be assumed by Buyer. Each Safety Fund Option so assumed by Buyer under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Safety Fund Stock Option Plans immediately prior to the Effective Time, except that (i) such Safety Fund Option shall be exercisable (when vested) for that number of whole shares of Buyer Common Stock equal to the product of the number of shares of Safety Fund Common Stock covered by the Safety Fund Option multiplied by the Exchange Ratio, provided that any fractional share of Buyer Common Stock resulting from such multiplication shall be rounded down to the nearest share; and (ii) the exercise price per share of Buyer Common Stock shall be equal to the exercise price per share of Safety Fund Common Stock of such Safety Fund Option, divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

          (b) After the Effective Time, Buyer shall issue to each holder of an outstanding Safety Fund Option a document evidencing the foregoing assumption of such Safety Fund Option by Buyer.

          (c) It is the intention of the parties that the Safety Fund Options assumed by Buyer qualify following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to the extent that the Safety Fund Options qualified as incentive stock
 ----
options immediately prior to the Effective Time.

          (d) Buyer shall not issue or pay for any fractional share otherwise issuable upon exercise of a Safety Fund Option. Prior to the Effective Time, Buyer shall reserve for issuance (and, if not previously registered pursuant to the Securities Act, register) the number of shares of Buyer Common Stock necessary to satisfy Buyer's obligations with respect to the issuance of Buyer Common Stock pursuant to the exercise of Safety Fund Options.

          (e) The provisions of this Section 2.11 are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each holder of a Safety Fund Option and his or her heirs and representatives.

     2.12  TERMINATION, NOTICE AND CURE.

          (a) If (i) the Buyer Trading Price is less than $11.65 and a Pooling Determination can be made or (ii) the Buyer Trading Price is less than $12.50 and a Pooling Determination cannot be made, Safety Fund may elect by giving written notice to Buyer prior to the third business day immediately preceding
the Closing Date to terminate this Agreement pursuant to Section 1.01.   Within
two business days thereafter:

               (1) in the event the Exchange Ratio is a Pooling Exchange Ratio, Buyer may elect to increase the Exchange Ratio to:

                                    $21.06
                              -------------------
                              Buyer Trading Price
     and

               (2) in the event the Exchange Ratio cannot be a Pooling Exchange Ratio, Buyer may elect either to (X) increase the Exchange Ratio to that Exchange Ratio which when multiplied by the Buyer Trading Price has a value of $20.00 or (Y) offer an Exchange Ratio of 1.600 plus an amount of cash which when added to the product of 1.600 and the Buyer Trading Price has an aggregate value of $20.00 per share of Safety Fund Common Stock;

        (b) In the event Buyer makes an election referred to in the preceding
Section 2.12(a), this Agreement shall not terminate and the Exchange Ratio shall be determined in accordance with such Section 2.12(a), subject (in the event such Exchange Ratio cannot be a Pooling Exchange Ratio) to the possible payment of additional Merger Consideration as described in Section 2.6 hereof. In the event Buyer does not elect to increase the Exchange Ratio, this Agreement shall terminate on the date established as the Closing Date with the consequences specified in Section 10.2 hereof.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF SAFETY FUND

     Safety Fund hereby represents and warrants to Buyer as follows:

     3.1 CORPORATE ORGANIZATION. (a) Safety Fund is a corporation, duly organized and validly existing and in good standing under the laws of The Commonwealth of Massachusetts, and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The subsidiaries
                                                       ----
listed in Exhibit 21 of Safety Fund's Annual Report on Form 10-KSB for the year ended December 31, 1994 constitute all of Safety Fund's subsidiaries (the "Safety Fund Subsidiaries"). Except as set forth in Schedule 3.1 of the Safety
-------------------------                            ------------
Fund Disclosure Schedules (the "Schedules"), each of the Safety Fund
                                ---------
Subsidiaries is a bank or corporation, in each case duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. SFNB is a national banking association organized under the National Bank Act. Each of Safety Fund and the Safety Fund Subsidiaries has the power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and, except as set forth in
Schedule 3.1, is duly licensed or qualified to do busi ness and is in good
------------
standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing does not or would not have a Material Adverse Effect (as defined in Section 11.1) on Safety Fund and the Safety Fund Subsidiaries, taken as a whole.

          (b) Neither Safety Fund nor any of the Safety Fund Subsidiaries owns, controls or holds with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, association, joint venture or other entity, other than not more than five percent of any equity security regis tered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than
                                                      ------------
as disclosed on Schedule 3.1 hereto and except, in the case of Safety Fund, for
                ------------
stock of the Safety Fund Subsidiaries.

     3.2 CAPITALIZATION. (a) The authorized capital stock of Safety Fund consists solely of 3,200,000 shares of Safety Fund Common Stock and 100,000 shares of preferred stock, $10.00 par value ("Safety Fund Preferred Shares").  There are 1,660,665 shares of
            ----------------------------
Safety Fund Common Stock issued and outstanding, no shares of Safety Fund Common Stock held in its treasury and no Safety Fund Preferred Shares issued and outstanding or held in its treasury. In connection with the shareholder rights plan ("Shareholder Rights Plan") adopted by Safety Fund as of the date of this Agreement, an aggregate 3,200 shares of its Series A Participating Cumulative Preferred Stock (the "Series A Preferred") have been created and have been reserved for issuance. All issued and outstanding Safety Fund Common Stock has been, and the Series A Preferred upon issuance will be, duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. The authorized, issued and outstanding capital stock of each Safety Fund Subsidiary is set forth in
Schedule 3.2 hereto. All issued and outstanding shares of each of the Safety
------------
Fund Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. All issued and outstanding shares or interests of each of the Safety Fund Subsidiaries are owned by Safety Fund and are held by Safety Fund free and clear of any security interest, pledge, lien, claim or other encumbrance or restriction on voting or transfer.

        (b) Except for the Option Agreement, the shareholder rights plan ("Shareholder Rights Plan") in the form previously discussed with Buyer and
  -----------------------
options to acquire not more than 50,850 shares of Safety Fund Common Stock pursuant to stock options outstanding as of the date hereof under the Safety Fund Stock Option Plans, neither Safety Fund nor any of the Safety Fund Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of, or representing the right to purchase, subscribe for or otherwise receive, any shares of its capital stock or any securities convertible into or representing the right to receive, purchase or subscribe for any such shares of Safety Fund, or shares of any of the Safety Fund Subsidiaries. The names of the optionees, the date of grant of each option to purchase Safety Fund Common Stock, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Safety Fund Stock Option Plans are set forth on Schedule 3.2. Except as set forth on Schedule 3.2 and except for
         ------------                          ------------
restrictions on transferability of rights granted pursuant to the Shareholder Rights Plan (as set forth in such Shareholder Rights Plan), there are no agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares to which Safety Fund is a party, nor does Safety Fund have knowledge of any such agreements or understandings to which Safety Fund is not a party with respect to the voting of any such shares or which restrict the transfer of such shares. The Safety Fund Common Stock is listed on the Nasdaq small-cap market.

     3.3 AUTHORITY. Safety Fund has full corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by at least a majority of Safety Fund's directors. The Board of Directors of Safety Fund has directed that this Agreement and the transactions contemplated hereby be submitted to Safety Fund's stockholders for approval at a meeting of such stockholders and has recommended approval of this Agreement by Safety Fund's stockholders. Except for the adoption of this Agreement by a vote of the holders of two-thirds of the outstanding shares of Safety Fund Common Stock and except for any actions required or appropriate to be taken by Safety Fund with respect to the rights of any dissenting shareholders under Chapter 156B,
(S)(S)86-98 of the MBCL, no other corporate proceedings on the part of Safety Fund are necessary to consummate the transactions contemplated by this Agreement. Each of this Agreement and the Option Agreement has been duly and validly executed and delivered by Safety Fund, constitutes a valid and binding obligation of Safety Fund, and is enforceable against Safety Fund in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

     3.4 NO VIOLATION. Neither the execution and delivery of this Agreement or the Option Agreement by Safety Fund, nor the consummation by Safety Fund of the transactions contemplated hereby or thereby, nor the compliance by Safety Fund with any of the terms or provisions hereof, does or will:

          (a) violate any provision of the Charter or By-laws of Safety Fund or any of the Safety Fund Subsidiaries,

          (b)  assuming that the consents and approvals referred to in Section
3.5 hereof are duly obtained, violate any statute, code, ordinance, permit, authorization, registration, rule, regulation, judgment, order, writ, decree or injunction applicable to Safety Fund or any of the Safety Fund Subsidiaries or any of their respective properties, securities or assets, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole, or

          (c)  assuming that the consents and approvals referred to in Section
3.5 hereof are duly obtained and except as set forth on Schedule 3.4 hereto,
                                                        ------------
violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Safety Fund or any of the Safety Fund Subsidiaries under, any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Safety Fund or any of the Safety Fund Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for violations, conflicts, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole.

     3.5 CONSENTS AND APPROVALS. Neither the execution, delivery and performance of this Agreement or the Option Agreement by Safety Fund nor consummation of the transaction contemplated hereby or thereby requires any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality, domestic or foreign, including, without limitation, any Bank Regulator (as hereinafter defined), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state takeover laws, and filing and recordation of appropriate merger documents as required by Massachusetts, New Hampshire and Federal law, (ii) for consents and approvals of or filings or registrations with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Office of the Comptroller of
                             ---------------
the Currency (the "OCC"), the Massachusetts Board of Bank Incorporation (the
                   ---
"BBI"), the Massachusetts Commissioner of Banks ("Massachusetts Commissioner"),
----                                              --------------------------
and the Massachusetts Housing Partnership Fund ("MHP") (each of the foregoing, a
                                                 ---
"Bank Regulator"), and (iii) where failure to obtain any such consent, approval,
 --------------
authorization or permit, or to make any such filing or notification, would not prevent or significantly delay consummation of the Merger, the BHC Merger or the Bank Merger or otherwise prevent Safety Fund from performing its obligations under this Agreement, or would not have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole, or on Buyer.

     3.6 REGULATORY APPROVAL. Safety Fund is not aware of any reason why the conditions set forth in Section 8.1(c) hereof would not be satisfied without significant delay. Safety Fund is not aware of any reason why the Merger cannot qualify as a "pooling of interests" for accounting purposes.

     3.7 FINANCIAL STATEMENTS. (a) The consolidated balance sheets of Safety Fund as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1994, 1993 and 1992, certified by KPMG Peat Marwick LLP for 1994 and by Ernst & Young LLP for 1993 and 1992 in the form delivered to Buyer prior to execution and delivery of this Agreement (all of the above being collectively referred to as the "Safety Fund Audited Financial Statements"),
                                 ----------------------------------------
have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the
  ----
footnotes thereto and except as required or permitted by SFAS 109 and 115) and present fairly in all material respects the consolidated financial position of and results of operations of Safety Fund at the dates, and for the periods, stated therein.

          (b) The consolidated balance sheets of Safety Fund as of September 30, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the nine months ended September 30, 1995 and 1994 in the form delivered to Buyer prior to execution and delivery of this Agreement (hereinafter referred to collectively as the "Safety Fund Interim
                                                             -------------------
Financial Statements") present fairly, and the financial statements referred to
--------------------
in Section 5.5 hereof will present fairly, in all material respects the consolidated financial position and results of operations of Safety Fund for the periods indicated thereon and have been, and the financial statements referred to in Section 5.5 hereof will be, prepared in accordance with GAAP applied on a consistent basis (except for the omission of notes to the Safety Fund Interim Financial Statements and year-end adjustments to interim results, which adjustments will not be material, and except as required or permitted by SFAS 109 and 115) with all prior periods and throughout the periods indicated.

          (c) The Safety Fund Audited Financial Statements and the Safety Fund Interim Financial Statements are herein referred to together as the "Safety Fund
                                                                     -----------
Financial Statements."
--------------------

          (d) The books and records of Safety Fund and each Safety Fund Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of Safety Fund and the Safety Fund Subsidiaries contain records which are accurate in all material respects of all corporate actions of the respective shareholders and Board of Directors (including committees of its Board of Directors).

     3.8 SAFETY FUND REPORTS. Since January 1, 1991, Safety Fund and the Safety Fund Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed (except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Safety

Fund and the Safety Fund Subsidiaries, taken as a whole), with (i) the Securities and Exchange Commission ("SEC") pursuant to the Securities Act or the
                                     ---
Exchange Act, (ii) the OCC, (iii) the Federal Reserve, and (iv) any applicable state securities or banking authorities (all such reports and statements are collectively referred to herein as the "Safety Fund Reports"). As of their
                                        -------------------
respective dates, no such Safety Fund Reports filed with the SEC contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date shall be deemed to modify information as of an earlier date and except that Safety Fund has corrected a scrivener's error with a filing of an amended Form 10-QSB, for the quarter ended September 30, 1995.

     3.9  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on Schedule
                                                                        --------
3.9 hereto, since December 31, 1994, Safety Fund and the Safety Fund
---
Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any change or event which, individually or in the aggregate with other changes and events, has had a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole;

          (b) except as permitted by Section 5.1 with respect to actions that occur after the date hereof and as set forth in Schedule 3.9 hereto or in the
                                                ------------
ordinary course of business consistent with past practice with respect to actions that occurred prior to the date hereof, any increase in the compensation payable or to become payable to any of the officers, directors or employees of Safety Fund or any of the Safety Fund Subsidiaries or any bonus payment or arrangement made to or with any of them;

          (c) any agreement, contract or commitment entered into or agreed to be entered into except for those in the ordinary course of business (none of which, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole);

          (d) any change in any of the accounting methods or practices of Safety Fund or any of the Safety Fund Subsidiaries other than changes required by applicable law or by GAAP;

          (e) any change in the credit policies or procedures of Safety Fund or any Safety Fund Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; or

          (f) any material election made by Safety Fund or any Safety Fund Subsidiary for federal or state income tax purposes.

     3.10  LEGAL PROCEEDINGS.  (a)  Except as set forth on Schedule 3.10 hereto
                                                           -------------
and except for matters which, individually or in the aggregate, would not have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole, neither Safety Fund nor any of the Safety Fund Subsidiaries is a party to any, and there are no pending or, to the best of Safety Fund's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature by or against Safety Fund or any of the Safety Fund Subsidiaries; and neither Safety Fund nor any of the Safety Fund Subsidiaries is a party to or subject to any order, judgment or decree.

          (b)  Schedule 3.10 lists, as of the date of this Agreement, all
               -------------
pending litigation involving any claim against Safety Fund or any Safety Fund Subsidiary, whether directly or by counterclaim, involving a "lender liability" cause of action .

          (c) There are no actions, suits or proceedings instituted, pending or, to the knowledge of Safety Fund, threatened (and which if asserted would be reasonably likely to have an unfavorable outcome) against any present or former director or officer of Safety Fund or any Safety Fund Subsidiary that might give rise to a claim for indemnification against Safety Fund or any Safety Fund Subsidiary that is reasonably likely to have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole.

     3.11 TAXES AND TAX RETURNS. (a) Safety Fund, all Safety Fund Subsidiaries, and all predecessors of Safety Fund have timely filed all federal, state, and local tax returns required by applicable law to be filed except for filings which are filed pursuant to routine extensions permitted by law or the failure to file which or the late filing of which would not have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole. Such returns were accurate and complete in all material respects except where the failure to be accurate or complete would not have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole.

          (b) Safety Fund, all Safety Fund Subsidiaries, and all predecessors of Safety Fund have paid or, where payment is not required to have been made, have set up adequate reserves or accruals in the Safety Fund Financial Statements for the payment of all taxes required to be paid in respect of the periods covered by such returns and as of the date hereof, including but not limited to accruals or withholdings relating to any tax withholding, social security or unemployment provisions of the applicable federal, state and local laws except where the failure to do so would not have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole. As of the respective dates of the Safety Fund Financial Statements in which such reserves or accruals are established and the date hereof, neither Safety Fund nor any Safety Fund Subsidiary had any liability for any such taxes in excess of the amounts so paid or reserved or accruals so established which was material to Safety Fund and the Safety Fund Subsidiaries, taken as a whole. Except for taxes which are being contested in good faith and for which adequate reserves or accruals are reflected in the Safety Fund Financial Statements, neither Safety Fund nor any of the Safety Fund Subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge the failure to pay which would have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole, and none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed.

          (c) No material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitively) against Safety Fund or any of the Safety Fund Subsidiaries which have not been settled and paid or adequately reserved against in the Safety Fund Financial Statements and no requests for waivers of the time to assess any tax are pending. Safety Fund and the Safety Fund Subsidiaries file consolidated federal income tax returns. Safety Fund's consolidated federal income tax returns have not been audited by the IRS since prior to 1988.

          (d) None of the transactions contemplated hereby or the termination of the employment of any employee of Safety Fund or any Safety Fund Subsidiary prior to or following consummation of the transactions contemplated hereby could result in Buyer or any Buyer Subsidiary making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

     3.12 PROPERTIES. Except (i) as may be reflected in the Safety Fund Financial Statements, (ii) for any lien for current taxes not yet delinquent,
(iii) for pledges to secure deposits, (iv) for liens on real estate acquired by foreclosure or substantively repossessed, and (v) for such other liens, security interests, claims, charges, options or other encumbrances and imperfections of title that do not have a Material Adverse Effect on the value of personal or real property reflected in the Safety Fund Financial Statements or acquired since the date of such statements and which do not materially interfere with or impair the present and continued use of such property, Safety Fund and the Safety Fund Subsidiaries have good title, free and clear of any liens, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the consolidated balance sheets of Safety Fund included in the Safety Fund Financial Statements and all personal and real property acquired since such date, except such personal and real property as has been disposed of in the ordinary course of business.

     3.13  CERTAIN CONTRACTS.  Except as set forth in Schedule 3.13 hereto and
                                                      -------------
except for agreements, indentures, arrangements and contracts which are exhibits to Safety Fund's Annual Report on Form 10-KSB for the year ended December 31, 1994, accurate copies of which have been made available to Buyer, neither Safety Fund nor any of the Safety Fund Subsidiaries is a party to, is bound by, owns properties subject to, or receives benefits under:

          (a) any agreement, arrangement or other contract not made in the ordinary course of business that (x) would be required to be filed as an exhibit to a Form 10-K or 10-KSB under the Exchange Act or (y) is or may reasonably be expected to be material to the financial condition, business or results of operations of Safety Fund and the Safety Fund Subsidiaries, taken as a whole,

          (b) any agreement, indenture or other instrument relating to the borrowing of money by Safety Fund or any Safety Fund Subsidiary or the guarantee by Safety Fund or any Safety Fund Subsidiary of any such obligation (other than instruments relating to transactions entered into in the ordinary course of the business of Safety Fund or in the ordinary course of business of any Safety Fund Subsidiary),

          (c) any agreement, arrangement or commitment which cannot be terminated at will relating to the employment of a consultant or the employment, election or retention of any present or former director, officer or employee,

          (d)  any contract, agreement or understanding with a labor union,

          (e) any agreement (other than any agreement (x) with a banking customer entered into by any Safety Fund Subsidiary in the ordinary course of business under which any Safety Fund Subsidiary provides banking services to such banking customer or (y) relating to the sale of mortgage loans, including forward commitments) that involves a payment or series of payments of more than $100,000 from or to Safety Fund or any Safety Fund Subsidiary, or

          (f) any agreement containing covenants that limit the ability of Safety Fund or any Safety Fund Subsidiary to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Safety Fund or any Safety Fund Subsidiary may carry on its business.

     3.14  CERTAIN DEFAULTS.  Except as set forth in Schedule 3.14 hereto,
                                                     -------------
neither Safety Fund nor any Safety Fund Subsidiary, nor, to the knowledge of Safety Fund, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment or arrangement pursuant to which Safety Fund or any Safety Fund Subsidiary has borrowed funds or is otherwise the obligor, which default would have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole.

     3.15 INSURANCE. (a) The deposit accounts of any Safety Fund Subsidiary which are of an insurable type are insured by the FDIC to the extent permitted by the Bank Insurance Fund of the FDIC.

        (b) Safety Fund has made available to Buyer correct and complete copies of all material policies of insurance of Safety Fund and the Safety Fund Subsidiaries currently in effect. Neither Safety Fund nor any of the Safety Fund Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on Safety Fund's financial statements included in Safety Fund's Quarterly Report on Form 10-QSB for the period ended September 30, 1995, except for any such liability that would not have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole. Except as set forth on Schedule 3.15 hereto, neither Safety Fund nor any Safety Fund
         -------------
Subsidiary has received any notice of termination of any such insurance coverage or material increase in the premiums therefor or has any reason to believe that any such insurance coverage will be terminated or the premiums therefor materially increased.

     3.16  EMPLOYEE BENEFIT PLANS.  (a) Except as described on Schedule 3.16
                                                               -------------
hereto, neither Safety Fund nor any of the Safety Fund Subsidiaries has any obligation, contingent or otherwise, under any employment, consulting, retirement or severance agreement which would require Safety Fund or any Safety Fund Subsidiary to make payments exceeding $100,000 for any employee or former employee.

          (b) SCHEDULE 3.16 hereto sets forth a complete list of all ERISA Plans (as defined below). Except as set forth in Schedule 3.16, neither Safety
                                                 -------------
Fund nor any Safety Fund Subsidiary maintains or contributes to any "multi-employer plan" as that term is defined at Section 4001(a)(3) of ERISA, and neither Safety Fund nor any Safety Fund Subsidiary has incurred any material liability under Section 4062, 4063 or 4201 of ERISA. To the knowledge of Safety Fund, each pension plan, as defined at Section 3(2) of ERISA, maintained by Safety Fund or any Safety Fund Subsidiary (each, a "Pension Plan") which is
                                                    ------------
intended to be qualified under Section 401(a) of the Code is so qualified. Except as set forth in Schedule 3.16 hereto, to the knowledge of Safety Fund,
                       -------------
since January 1, 1991, (i) each welfare plan, as defined at Section 3(1) of ERISA, maintained by Safety Fund or a Safety Fund Subsidiary (each, a "Welfare
                                                                       -------
Plan"), and each Pension Plan (the Pension Plans and Welfare Plans being
----
hereinafter referred to as "ERISA Plans"), has been administered substantially
                            -----------
in accordance with the terms of such plan and the provisions of ERISA, (ii) nothing has been done or omitted to be done with respect to any ERISA Plan that would result in any material liability on the part of Safety Fund or any Safety

Fund Subsidiary, including the loss of any material tax deduction, under ERISA or the Code, (iii) no "reportable event" as defined at Section 4043 of ERISA, other than any such event for which the thirty-day notice period has been waived, has occurred with respect to any Pension Plan subject to Title IV of ERISA, and (iv) except for continuation of health coverage to the extent required under Section 4980B of the Code, there are no unfunded obligations under any ERISA Plan providing benefits after termination of employment.

          (c)  Schedule 3.16 hereto sets forth a complete list of all material
               -------------
employment, consulting, retirement and severance agreements with individuals and all material incentive, bonus, fringe benefit and other employee benefit arrangements of Safety Fund and the Safety Fund Subsidiaries, covering employees or former employees of Safety Fund and the Safety Fund Subsidiaries.

          (d) Safety Fund has made available to Buyer copies of all ERISA Plans, copies of all agreements and arrangements referred to in (c) above that have been reduced to writing, and a written summary of the material terms of all such agreements or arrangements that have not been reduced to writing.

     3.17 COMPLIANCE WITH APPLICABLE LAW; REGULATORY EXAMINATIONS. (a) Safety Fund and each of the Safety Fund Subsidiaries holds, and has at all times held, all licenses, franchises, permits, approvals, consents, qualifications and authorizations material for the lawful conduct of its business under and pursuant to, and has complied with, and is not in default under, any applicable law, statute, order, rule, regulation, policy, ordinance, reporting or filing requirement and/or guideline of any federal, state or local governmental authority relating to Safety Fund or any of the Safety Fund Subsidiaries, except as set forth on Schedule 3.17 hereto and except for violations which, either
                -------------
individually or in the aggregate, do not or would not have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries taken as a whole, and neither Safety Fund or any of the Safety Fund Subsidiaries has knowledge of any violation of any of the above.

          (b) Except for normal examinations conducted by a regulatory agency in the regular course of the business of Safety Fund and the Safety Fund Subsidiaries and except as set forth on Schedule 3.17 hereto, no regulatory
                                        -------------
agency has initiated any proceeding or, to the best knowledge of Safety Fund, investigation into the business or operations of Safety Fund or any of the Safety Fund Subsidiaries since prior to December 31, 1991. Safety Fund has not received any objection from any regulatory agency to Safety Fund's response to any violation, criticism or exception with respect to any report or statement relating to any examinations of Safety Fund or any of the Safety Fund Subsidiaries.

     3.18 BROKER'S FEES. Neither Safety Fund, any Safety Fund Subsidiary, nor any of its officers or directors has employed any broker, finder or investment advisor, or incurred any liability for any broker's fees, commissions, finder's fees or investment advisory fees in connection with any of the transactions contemplated by this Agreement, except that Safety Fund has engaged, and will pay a fee to McConnell, Budd & Downes, Inc. (the "Safety Fund Investment
                                                  ----------------------
Advisor"). The Safety Fund Investment Advisor has delivered an opinion to the
-------
Board of Directors of Safety Fund stating its opinion that the consideration to be received by Safety Fund's stockholders pursuant to the Merger is fair to such stockholders, from a financial point of view.

     3.19 SAFETY FUND INFORMATION. The information relating to Safety Fund and the Safety Fund Subsidiaries to be contained in the Proxy Statement-Prospectus
                                                    --------------------------
(as defined in Section 7.1) and any application to any Bank Regulator, or any other statement or application filed with any other governmental body in connection with the Merger, the BHC Merger, the Bank Merger, and the other transactions contemplated by this Agreement, will not contain as of the date of such Proxy Statement-Prospectus and as of the date of the Special Meeting (defined in Section 5.6) any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Safety Fund makes and will make no representation or warranty with respect to any information supplied by Buyer which is contained in any of the foregoing documents. The Proxy Statement-Prospectus (except for such portions thereof that relate only to Buyer and its subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     3.20  ENVIRONMENTAL ISSUES.  Except as set forth on Schedule 3.20 hereto
                                                         -------------
and except where such violation, liability or noncompliance would not have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole: (i) neither Safety Fund nor any of the Safety Fund Subsidiaries has violated during the last five years or is in violation of any Environmental Law (as defined in Section 11.1); (ii) none of the properties owned or leased by Safety Fund or any Safety Fund Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance (as defined in Section 11.1); (iii) neither Safety Fund nor any of the Safety Fund Subsidiaries is liable for any off-site contamination; (iv) neither Safety Fund nor any of the Safety Fund Subsidiaries is liable under any Environmental Law; and (v) Safety Fund and each of the Safety Fund Subsidiaries is, and has during the last five years been, in compliance with, all of their respective Environmental Permits (as defined in Section 11.1). For purposes of the foregoing, all references to "properties" include, without limitation, any owned real property or leased real property.

     3.21  MATERIAL INTERESTS OF CERTAIN PERSONS.  Except as set forth on
Schedule 3.21 or in the proxy statement for Safety Fund's 1995 Annual Meeting of
-------------
Stockholders, to the knowledge of Safety Fund, no officer or director of Safety Fund, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Safety Fund or any of the Safety Fund Subsidiaries that would be required to be disclosed in a proxy statement to stockholders under Regulation 14A of the Exchange Act.

     3.22 CERTAIN TRANSACTIONS. Since December 31, 1994, neither Safety Fund nor any Safety Fund Subsidiary has entered into any material transactions involving interest rate and currency swaps, options and futures contracts, or any other similar transactions, except as disclosed in Schedule 3.22 hereto.

     3.23 REGULATORY AGREEMENTS. Neither Safety Fund nor any Safety Fund Subsidiary is a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order or decree with or by the OCC, the Federal Reserve or any other financial services regulatory agency that relates to the conduct of the business of Safety Fund or any Safety Fund Subsidiary, nor has Safety Fund or any of the Safety Fund Subsidiaries been advised by any such regulatory agency or other governmental entity that it is considering issuing or requesting any such agreement, order or decree.

     3.24 LABOR MATTERS. With respect to their employees, neither Safety Fund nor any Safety Fund Subsidiary has engaged in any unfair labor practice as defined under applicable federal law. Since January 1, 1994, Safety Fund and the Safety Fund Subsidiaries have not experienced any attempt by organized labor or its representatives to make Safety Fund or any Safety Fund Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of Safety Fund or any Safety Fund Subsidiary. There is no unfair labor practice charge or other complaint by any employee or former employee of Safety Fund or any Safety Fund Subsidiary against any of them pending before any governmental agency arising out of Safety Fund's or such Safety Fund Subsidiary's activities, which charge or complaint (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome would, individually or in the aggregate, have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole; there is no labor strike or labor disturbance pending or threatened against any of them; and neither Safety Fund nor any Safety Fund Subsidiary has experienced a work stoppage or other labor difficulty since January 1, 1994.

     3.25 ADMINISTRATION OF TRUST ACCOUNTS. Each Safety Fund Subsidiary has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole. None of Safety Fund, any Safety Fund Subsidiary, or any director, officer or employee of Safety Fund or any Safety Fund Subsidiary acting on behalf of Safety Fund or a Safety Fund Subsidiary, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such fiduciary or agency account, except for such breaches and failures to be true, correct and accurate as would not, individually or in the aggregate, have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole.

     3.26 INTELLECTUAL PROPERTY. Safety Fund and each Safety Fund Subsidiary owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property, as hereinafter defined, necessary in all material respects to conduct the business and operations of Safety Fund and the Safety Fund Subsidiaries as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole. For purposes of this
Section 3.26, the term "Intellectual Property" means all domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

     3.27  LOAN PORTFOLIO.  Schedule 3.27 sets forth all of the loans in
                            -------------
original principal
amount in excess of $200,000 of Safety Fund or any Safety Fund Subsidiary that as of the date of this Agreement are classified by Safety Fund or any Bank Regulator as "Special Mention", "Substandard", "Doubtful", "Loss" or "Classified," together with the aggregate principal amount of and accrued and unpaid interest on such loans by category, it being understood that no representation is being made that the OCC or any other Bank Regulator would agree with the loan classifications contained in Schedule 3.27.
                                                 -------------

     3.28 ABSENCE OF UNDISCLOSED LIABILITIES. Neither Safety Fund nor any Safety Fund Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, except (i) as set forth on the consolidated balance sheet of Safety Fund and its subsidiaries as at December 31, 1994 contained in the Safety Fund Reports, including the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1994, and (iii) liabilities which would not, individually or in the aggregate, have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Safety Fund as follows:

     4.1 CORPORATE ORGANIZATION. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of New Hampshire. Buyer has the power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing does not or would not, either individually or in the aggregate, have a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole. Buyer is registered as a bank holding company under the BHCA. Buyer has previously made available to Safety Fund for inspection true and complete copies as amended to date of the Charter and By-laws of Buyer.

     4.2 CAPITALIZATION. (a) As of the date hereof, the authorized capital stock of Buyer consists solely of 22,500,000 shares of common stock ("Buyer
                                                                      -----
Common Shares") and 3,000,000 shares of preferred stock ("Buyer Preferred
-------------                                             ---------------
Shares").  As of the date hereof, there were 7,087,550 Buyer Common Shares
------
issued and outstanding, no Buyer Common Shares held in its treasury, and no Buyer Preferred Shares issued and outstanding. All issued and outstanding Buyer Common Shares have been duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and (at the Effective Time) will be fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof.

          (b) As of the date hereof, except for the options to acquire not more than 732,000 Buyer Common Shares pursuant to stock options under the CFX Stock Option Plan (the "Buyer Stock Option Plan"), Buyer is not bound by any
                  -----------------------
outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of, or representing the right to purchase, subscribe for or otherwise receive, any shares of its capital stock or any securities convertible into or representing the right to receive, purchase or subscribe for any such shares of Buyer. There are no agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares to which Buyer is a party, nor does Buyer have knowledge of any such agreements or understandings to which Buyer is not a party with respect to the voting of any such shares or which restrict the transfer of such shares. Buyer Common Shares are listed on the Stock Exchange.

     4.3 AUTHORITY. Buyer has full corporate power and authority to execute and deliver this Agreement and the Option Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Buyer. No corporate proceedings on the part of Buyer are necessary to consummate the transactions contemplated by this Agreement, except that the affirmative vote of the holders of a majority of the votes cast by the holders of Buyer Common Stock eligible to vote thereon is required to authorize the issuance of Buyer Common Stock pursuant to this Agreement in accordance with Stock Exchange policy. Each of this Agreement and the Option Agreement has been duly and validly executed and delivered by Buyer, constitutes a valid and binding obligation of Buyer, and is enforceable against Buyer in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

     4.4 NO VIOLATION. Neither the execution and delivery of this Agreement or the Option Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor the compliance by Buyer with any of the terms or provisions hereof or thereof, does or will

          (a)  violate any provision of the Charter or By-laws of Buyer,

          (b)  assuming that the consents and approvals referred to in Section
4.5 hereof are duly obtained, violate any statute, code, ordinance, permit, authorization, registration, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its subsidiaries or any of their respective properties, securities or assets, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole, or

          (c)  assuming that the consents and approvals referred to in Section
4.5 hereof are duly obtained and except as set forth on Schedule 4.4 hereto,
                                                        ------------
violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Buyer or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for violations, conflicts, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole.

     4.5 CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement and the Option Agreement by Buyer does not require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or other governmental or regulatory authority or instrumentality, domestic or foreign, including, without limitation, any Bank Regulator, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or the laws of certain states under which a "blue sky" filing or consent may be required, state takeover laws, and filing and recordation of appropriate merger documents as required by Massachusetts and New Hampshire law, (ii) for consents and approvals of or filings or registrations with the Bank Regulators, and (iii) where failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or significantly delay consummation of the Merger, the BHC Merger, or the Bank Merger or otherwise prevent Buyer from performing its obligations under this Agreement, or would not have a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole.

     4.6 REGULATORY APPROVAL. Buyer is not aware of any reason why the conditions set forth in Section 8.1(c) hereof would not be satisfied without significant delay. Buyer is not aware of any reason why the Merger cannot qualify as a "pooling of interests" for accounting purposes.

     4.7 FINANCIAL STATEMENTS. (a) The consolidated balance sheets of Buyer as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in stockholders' equity, cash flows and changes in financial position for the years ended December 31, 1994 and 1993, certified by Wolf & Company, P.C., and for the year ended December 31, 1992, certified by Ernst & Young LLP, in the form delivered to Safety Fund prior to execution and delivery of this Agreement (all of the above being collectively referred to as the "Buyer Audited Financial Statements"), have been prepared in accordance with
     ----------------------------------
GAAP applied on a consistent basis (except as may be indicated in the footnotes thereto and except as required or permitted by SFAS 109 and 115) and present fairly in all material respects the consolidated financial position of and results of operations of Buyer at the dates, and for the periods, stated therein.

        (b) The consolidated balance sheets of Buyer as of September 30, 1995 and 1994, and the related consolidated statements of income for the nine months ended September 30, 1995 and 1994 in the form delivered to Safety Fund prior to execution and delivery of this Agreement (hereinafter referred to collectively as the "Buyer Interim Financial Statements") present fairly, and the financial
        ----------------------------------
statements referred to in Section 6.5 hereof will present fairly, in all material respects the consolidated financial position and results of operations of Buyer at the dates and for the periods indicated thereon and are prepared in accordance with GAAP applied on a consistent basis (except for the omission of notes to the Buyer Interim Financial Statements and year-end adjustments to interim results, which adjustments will not be material, and except as required or permitted by SFAS 109 and 115) with all prior periods and throughout the periods indicated.

        (c) The Buyer Audited Financial Statements and the Buyer Interim Financial State ments are herein referred to together as the "Buyer Financial
                                                              ---------------
Statements."
----------

        (d) The books and records of Buyer and each Buyer Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of Buyer and the Buyer Subsidiaries contain records which are accurate in all material respects of all corporate actions of the respective shareholders and Board of Directors (including committees of its Board of Directors).

     4.8 BUYER REPORTS. Buyer has previously made available to Safety Fund a true and complete, in all material respects, copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1991 by Buyer with the SEC pursuant to the Securities Act or the Exchange Act (the "Buyer Reports") and (b) communication mailed by Buyer to
                       -------------
its shareholders since January 1, 1991, and, as of their respective dates, no such Buyer Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date.

     4.9  ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Schedule
                                                                       --------
4.9 hereto, since December 31, 1994, there has not been:
---

          (a) any change or event which, individually or in the aggregate with other changes and events, has had a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole;

          (b) any change in any of the accounting methods or practices of Buyer or any of its subsidiaries other than changes required by applicable law or by GAAP; or

          (c) any incurrence by Buyer of any liability that has had, or to the knowledge of Buyer, could reasonably be expected to have, a Material Adverse Effect upon Buyer and its subsidiaries, taken as a whole.

     4.10  LEGAL PROCEEDINGS.  Except as set forth on Schedule 4.10 hereto and
                                                      -------------
except for matters which, individually or in the aggregate, would not have a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole, neither Buyer nor any of its subsidiaries is a party to any, and there are no pending or, to the best of Buyer's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature by or against Buyer or any of its subsidiaries; and neither Buyer nor any of its subsidiaries is a party to or subject to any order, judgment or decree.

     4.11 COMPLIANCE WITH APPLICABLE LAW; REGULATORY EXAMINATIONS. (a) Buyer and each of its subsidiaries holds, and has at all times held, all licenses, franchises, permits, approvals, consents, qualifications and authorizations material for the lawful conduct of its business under and pursuant to, and has complied with, and is not in default under, any applicable law, statute, order, rule, regulation, policy, ordinance, reporting or filing requirement and/or guideline of any federal, state or local governmental authority relating to Buyer or any of its subsidiaries, except for violations which, either individually or in the aggregate, do not or would not have a Material Adverse Effect on Buyer and its subsidiaries taken as a whole, and neither Buyer or any of its subsidiaries has knowledge of any violation of any of the above.

          (b) Except for normal examinations conducted by a regulatory agency in the regular course of the business of Buyer and its subsidiaries, no regulatory agency has initiated any proceeding or, to the best knowledge of Buyer, investigation into the business or operations of Buyer or any of its subsidiaries since prior to December 31, 1991. Buyer has not received any objection from any regulatory agency to Buyer's response to any violation, criticism or exception with respect to any report or statement relating to any examinations of Buyer or any of its subsidiaries.

     4.12 BROKER'S FEE. Neither Buyer, any subsidiary, nor any of its officers or directors has employed any broker, finder or investment advisor, or incurred any liability for any broker's fees, commissions, finder's fees or investment advisory fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to Alex, Brown & Sons Incorporated (the "Buyer Investment Advisor").
                                      ------------------------

     4.13 BUYER INFORMATION. The information relating to Buyer to be contained in the Proxy Statement-Prospectus (as contemplated by Section 7.1) and any application to any Bank Regulator, or any other statement or application filed with any governmental body in connection with the Merger, the BHC Merger, the Bank Merger and the other transactions contemplated by this Agreement will not contain as of the date of such Proxy Statement-Prospectus or filing any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading. Notwithstanding the foregoing, Buyer makes and will make no representation or warranty with respect to any information supplied by Safety Fund which is contained in any of the foregoing documents. The Proxy Statement-Prospectus (except for such portions thereof that relate only to Safety Fund or the Safety Fund Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     4.14 ENVIRONMENTAL ISSUES. Except where such violation, liability or noncompliance would not have a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole: (i) neither Buyer nor any of its subsidiaries has violated during the last five years or is in violation of any Environmental Law; (ii) none of the properties owned or leased by Buyer or any subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (iii) neither Buyer nor any of its subsidiaries is liable for any off-site contamination; (iv) neither Buyer nor any of its subsidiaries is liable under any Environmental Law; and (v) Buyer and each of its subsidiaries is, and has during the last five years been, in compliance with, all of their respective Environmental Permits. For purposes of the foregoing, all references to "properties" include, without limitation, any owned real property or leased real property.

     4.15 CAPITAL. As of September 30, 1995, Buyer's Tier 1 risk-based capital ratio, total risk-based capital ratio, and leverage ratio, each calculated in accordance with the capital guidelines of the Federal Reserve applicable to bank holding companies on a fully phased-in basis, were each in excess of the specified minimum levels for qualification as "well capitalized."

     4.16  REGULATORY AGREEMENTS.   Neither Buyer nor any of its subsidiaries is
a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order or decree with or by the FDIC, the Federal Reserve, the New Hampshire Bank Commissioner, or other financial services regulatory agency that restricts Buyer's ability to perform its obligations hereunder, nor has Buyer or any of its subsidiaries been advised by any such regulatory agency or other governmental entity that it is considering issuing or requesting any such agreement, order or decree.

     4.17 ABSENCE OF UNDISCLOSED LIABILITIES. Neither Buyer nor any Buyer Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, except (i) as set forth on the consolidated balance sheet of Buyer and its subsidiaries as at December 31, 1994 contained in the Buyer Reports, including the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1994, and (iii) liabilities which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer and the Buyer Subsidiaries, taken as a whole.

     4.18 BUYER SUB. (a) Upon its formation, Buyer Sub will be a corporation, duly organized, validly existing and in good standing under the laws of Massachusetts, all of the outstanding capital stock of which is, or will be prior to the Effective Time, owned directly or indirectly by Buyer free and clear of any lien, charge or other encumbrance. From and after its incorporation, Buyer Sub has not and will not engage in any activities other than in connection with or as contemplated by this Agreement.

          (b) Buyer Sub has, or will have prior to the Effective Time, all corporate power and authority to consummate the transactions contemplated hereunder and carry out all of its obligations with respect to such transactions. The consummation of the transactions contemplated hereby has been, or will have been prior to the Closing, duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer Sub.

                                   ARTICLE V

                           COVENANTS OF SAFETY FUND

     5.1  CONDUCT OF BUSINESS.

          (a) AFFIRMATIVE COVENANTS. During the period from the date of this Agreement to the Effective Time, except with the written consent of Buyer, Safety Fund will operate its business, and it will cause each of the Safety Fund Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and to take no action which would (i) materially adversely affect the ability of Buyer or Safety Fund to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

          (b) NEGATIVE COVENANTS. Safety Fund agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, or consented to by Buyer in writing, Safety Fund will not, and will cause each of the Safety Fund Subsidiaries not to:

          (1)  change or waive any provision of its Charter or By-laws;

          (2) change the number of shares of its authorized or issued capital stock (except (i) as may be required by the Option Agreement, (ii) for the issuance of Safety Fund Common Stock pursuant to the exercise of outstanding stock options under the Safety Fund Stock Option Plans, as contemplated by Section 3.2(b) hereof, and (iii) in connection with its adoption of the Shareholder Rights Plan;

          (3) except in connection with its adoption of the Shareholder Rights Plan or as described in Schedule 6.10, issue or grant any option, warrant,
                             -------------
     call, commitment, sub scription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Safety Fund or any of the Safety Fund Subsidiaries, or any securi ties convertible into shares of such stock; except that (i) Safety Fund may issue shares of Safety Fund Common Stock or permit treasury shares to become outstanding in accor dance with the terms of the Safety Fund Stock Option Plans, and (ii) Safety Fund may issue shares of Safety Fund Common Stock to Buyer in accordance with the terms of the Option Agreement;

          (4) except pursuant to the Shareholder Rights Plan, effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

          (5) declare or pay any dividends or other distributions with respect to its capital stock except pursuant to the Shareholder Rights Plan and except for a quarterly cash dividend not in excess of $.05, $.06, $.07, $.08 and $.09 per share in the first, second, third and fourth quarters of 1996 and the first quarter of 1997, respectively, declared and paid in accordance with applicable law, regulation and contractual and regulatory commitments and for dividends paid by any Safety Fund Subsidiary to Safety Fund, provided, however, that Safety Fund's then-current quarterly cash dividend may be increased to the Increased Dividend (as defined below) per share of Safety Fund Common Stock beginning in the first quarter of 1997, and (ii) that the parties agree (x) to consult with respect to the amount of the last Safety Fund quarterly dividend payable prior to the Effective Time with the objective of assuring that the shareholders of Safety Fund do not receive a shortfall, or dividend or distribution from both Safety Fund and Buyer, for such quarter based on the record and payment dates of their last dividend prior to the Merger and the record and payment dates of the first dividend of Buyer following the Merger and (y) that Safety Fund may pay a special dividend to holders of record of Safety Fund Common Stock immediately prior to the Effective Time consistent with the objective described in clause (x) above. The parties agree that Buyer dividends paid in any calendar quarter are paid with respect to the then-preceding calendar quarter and that Safety Fund dividends to be paid in any calendar quarter will be paid with respect to the then-preceding calendar quarter. The quarterly "Increased Dividend" shall be determined by multiplying the
                    ------------------
     quarterly dividend then being paid by Buyer with respect to each share of Buyer Common Stock by 1.700;

          (6) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) that is or may reasonably be expected to have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

          (7) except in the ordinary course of business consistent with past practice, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, or acquire any equity, debt, or other investment securities;

          (8) make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair;

          (9)  except as described on Schedule 5.1, grant any increase in rates
                                      ------------
     of compensation to its employees, except merit increases in accordance with past practices and general increases to employees as a class in accordance with past practice or as required by law; grant any increase in rates of compensation to its directors; adopt or amend in any material respect or terminate any employee benefit plan, pension plan or incentive plan except as required by law, or permit the vesting of any material amount of benefits under any such plan other than pursuant to the provisions thereof as in effect on the date of this Agreement; or enter into any employment, severance or similar agreements or arrangements with any directors or officers;

          (10) make application for the opening or closing of any, or open or close any, branches or automated banking facility except as previously disclosed to Buyer;

          (11) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclo sures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with customary banking practices;

          (12) merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

          (13) make any material change in its accounting methods or practices, except changes as may be required by GAAP or by regulatory requirements;

          (14) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code;

          (15) enter into any transactions involving interest rate and currency swaps, options and futures contracts, or any other similar off-balance sheet transactions;

          (16) take any action that would result in the representations and warranties of Safety Fund contained in this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date; or

          (17)  agree to do any of the foregoing.

     5.2 NO SOLICITATION. Safety Fund shall not authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of its Board of Directors, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any non-public information, relating to any such inquiry or proposal. Nothing contained in this Section 5.2 shall prohibit Safety Fund or Safety Fund's Board from taking and disclosing to Safety Fund's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making such other disclosure to Safety Fund's stockholders which, in the judgment of the Safety Fund Board, based upon the advice of outside counsel, may be required under applicable law, or making disclosure to the Safety Fund's stockholders of the absence of an opinion from the Safety Fund Investment Advisor as to the fairness of the Merger Consideration dated the date of the Proxy Statement. Safety Fund will take all reasonable actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. Safety Fund will notify Buyer immediately if any such inquiries or takeover proposals are received by, any such information requested from, or any such negotiations or discussions are sought to be initiated or continued with, Safety Fund, indicating in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Safety Fund or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Safety Fund or any of its Subsidiaries other than the transactions contemplated or permitted by this Agreement or the Option Agreement.

     5.3 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, Safety Fund will cause one or more of its representatives to confer with representatives of Buyer and report the general status of its ongoing operations at such times as Buyer may reasonably request. Safety Fund will promptly notify Buyer of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Safety Fund. Safety Fund will also provide Buyer such information with respect to such events as Buyer may reasonably request from time to time.

     5.4 ACCESS TO PROPERTIES AND RECORDS. Safety Fund shall permit Buyer reasonable access to its properties and those of the Safety Fund Subsidiaries, and shall disclose and make available to Buyer during normal business hours all of its books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Buyer may have a reasonable interest; provided, however, that Safety Fund shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

Safety Fund shall provide and shall request its auditors to provide Buyer with such historical financial information regarding it (and related audit reports and consents) as Buyer may reasonably request for securities disclosure purposes.

     5.5 FINANCIAL AND OTHER STATEMENTS. (a) Promptly upon receipt thereof, Safety Fund will furnish to Buyer copies of each annual, interim or special audit of the books of Safety Fund and the Safety Fund Subsidiaries made by its independent accountants and copies of all internal control reports submitted to Safety Fund by such accountants in connection with each annual, interim or special audit of the books of Safety Fund and the Safety Fund Subsidiaries made by such accountants.

          (b) As soon as practicable, Safety Fund will furnish to Buyer copies of all such financial statements and reports as it shall send to its stockholders, the SEC, the OCC or any other regulatory authority, except as legally prohibited thereby.

          (c) Safety Fund will advise Buyer promptly of Safety Fund's receipt of any examination report of any federal or state regulatory or examination authority with respect to the condition or activities of Safety Fund or any of the Safety Fund Subsidiaries.

          (d) With reasonable promptness, Safety Fund will furnish to Buyer such additional financial data as Buyer may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

     5.6 APPROVAL OF SAFETY FUND'S STOCKHOLDERS. Safety Fund will take all reasonable steps necessary to duly call, give notice of, solicit proxies for, convene and hold a special meeting (the "Special Meeting") of its stockholders
                                         ---------------
as soon as practicable for the purpose of approving this Agreement and the transactions contemplated hereby. The date of the Special Meeting shall occur as soon as practicable following the effectiveness of the Registration Statement on Form S-4 (as more fully described in Section 7.1) filed with the SEC. The Board of Directors of Safety Fund will recommend to Safety Fund's stockholders the approval of this Agreement and the transactions contemplated hereby and will use all reasonable efforts to obtain, as promptly as practicable, the necessary approvals by Safety Fund's stockholders of this Agreement and the transactions contemplated hereby, provided, however, that nothing contained herein shall prohibit the Board of Directors of Safety Fund from failing to make such a recommendation or modifying or withdrawing its recommendation, if such Board shall have concluded in good faith with the advice of counsel that such action is required to prevent such Board from breaching its fiduciary duties to the stockholders of Safety Fund, and no such action shall constitute a breach of this Agreement.

     5.7 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, Safety Fund will promptly supplement or amend the Schedules delivered in connection herewith pursuant to Article III with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII or the compliance by Safety Fund with the covenants set forth in Section 5.1 hereof.

     5.8 FAILURE TO FULFILL CONDITIONS. In the event that Safety Fund determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Buyer.

     5.9 CONSENTS AND APPROVALS OF THIRD PARTIES. Safety Fund shall use all reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Safety Fund may utilize the services of a professional proxy soliciting firm to help obtain the shareholder vote required to be obtained by it hereunder.

     5.10 ALL REASONABLE EFFORTS. Subject to the terms and conditions herein provided, Safety Fund agrees to use all reasonable efforts to take, or cause to be taken, all corporate or other action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     5.11 SAFETY FUND SUBSIDIARIES. Safety Fund undertakes and agrees that, if so requested by Buyer, it shall take all necessary action to facilitate the merger of Safety Fund Subsidiaries (other than SFNB) with subsidiaries of Buyer effective on or after the Effective Time; provided, however, that in no event shall the Closing be delayed in order to facilitate any such merger and provided further, however, that Safety Fund shall not be required to take any action that could adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or the treatment of the Merger as a pooling of interests for accounting purposes.

                                  ARTICLE VI

                              COVENANTS OF BUYER

     6.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement to the Effective Time, except with the written consent of Safety Fund and except as provided below, Buyer will take no action which would (i) materially adversely affect the ability of Buyer or Safety Fund to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement, or (iii) disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code, or (iv) result in the representations and warranties of Buyer contained in this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date; provided that nothing herein contained shall preclude Buyer from exercising its rights under the Option Agreement or from taking any action described on Schedule 6.1 hereto.
                    ------------

     6.2 CERTAIN BUSINESS TRANSACTIONS. Buyer will not enter into any agreement with respect to an Acquisition of another Person without the prior written consent of Safety Fund if such Acquisition would (i) require the approval of Buyer's shareholders; or (ii) involve Buyer's payment of consideration having a value that equals or exceeds $30 million; or (iii) be reasonably likely to result in a delay in the consummation of the Merger in any material respect; or (iv) be reasonably likely to reduce in any material respect the chances that the Merger will be consum-mated in accordance with the terms of this Agreement. Safety Fund agrees not to withhold unreasonably or delay any response to a request by Buyer for consent under this Section 6.2. The term "Acquisition" shall mean Buyer's purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 50% or more of the voting power of a Person other than Safety Fund; or Buyer's purchase or other acquisition of assets of another Person as a going concern, but shall not include: (i) internal reorganizations or consolidations involving subsidiaries,
(ii) foreclosures in the ordinary course of business, (iii) acquisitions of control by a banking subsidiary in its fiduciary capacity, or (iv) the creation of new subsidiaries other than in the context of a purchase or acquisition of assets from another Person.

     6.3 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, Buyer will cause one or more of its representatives to confer with representatives of Safety Fund and report the general status of its ongoing operations at such times as Safety Fund may reasonably request. Buyer will promptly notify Safety Fund of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Buyer. Buyer will also provide Safety Fund such information with respect to such events as Safety Fund may reasonably request from time to time.

     6.4 ACCESS TO PROPERTIES AND RECORDS. Buyer shall permit Safety Fund reasonable access to its properties and those of its subsidiaries, and shall disclose and make available to Safety Fund during normal business hours all of its books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Safety Fund may have a reasonable interest; provided, however, that Buyer shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

     6.5 FINANCIAL AND OTHER STATEMENTS. (a) Promptly upon receipt thereof, Buyer will furnish to Safety Fund copies of each annual, interim or special audit of the books of Buyer and its subsidiaries made by its independent accountants and copies of all internal control reports submitted to Buyer by such accountants in connection with each annual, interim or special audit of the books of Buyer and its subsidiaries made by such accountants.

          (b) As soon as practicable, Buyer will furnish to Safety Fund copies of all such financial statements and reports as it shall send to its stockholders, the SEC, the OCC or any other regulatory authority, except as legally prohibited thereby.

          (c) Buyer will advise Safety Fund promptly of Buyer's receipt of any examination report of any federal or state regulatory or examination authority with respect to the condition or activities of Buyer or any of its subsidiaries.

          (d) With reasonable promptness, Buyer will furnish to Safety Fund such additional financial data as Safety Fund may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

     6.6 CONSENTS AND APPROVALS OF THIRD PARTIES. Buyer shall use all reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer may utilize the services of a professional proxy soliciting firm to help obtain the shareholder vote required to be obtained by it hereunder.

     6.7 ALL REASONABLE EFFORTS. Subject to the terms and conditions herein provided, Buyer agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     6.8 FAILURE TO FULFILL CONDITIONS. In the event that Buyer determines that a condition to its obligation to complete the Merger, the BHC Merger, or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Safety Fund.

     6.9 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, Buyer will promptly supplement or amend the Schedules delivered in connection herewith pursuant to Article with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII.

     6.10 EMPLOYEE BENEFITS. (a) All employees of Safety Fund and its Subsidiaries as of the Effective Time shall become employees of Buyer or a Subsidiary as of the Effective Time. Nothing in this Agreement shall give any employee of Safety Fund or its Subsidiaries a right to continuing employment with Buyer after the Effective Time. Any employee of Safety Fund whose employment with Buyer is terminated after the Effective Time shall be entitled to the same severance benefits generally available to employees of Buyer, provided, however, that for purposes of determining eligibility for and vesting of such severance benefits, service with Safety Fund or any Safety Fund Subsidiary prior to the Effective Time shall be treated as service with an "employer" to the same extent as if such persons had been employees of Buyer. A copy of Buyer's severance policy has previously been made available to Safety Fund.

          (b) As soon as practicable after the Effective Time, Buyer shall provide or cause to be provided to all employees of Safety Fund and any Safety Fund Subsidiary who remain employed by Buyer or any of Buyer's Subsidiaries after the Effective Time with employee benefits which, in the aggregate, are no less favorable than those generally afforded to other employees of Buyer or Buyer's Subsidiaries holding similar positions, subject to the terms and conditions under which those employee benefits are made available to such employees, provided, however, that (i) for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes), service with Safety Fund or any Safety Fund Subsidiary prior to the Effective Time shall be treated as service with an "employer" to the same extent as if such persons had been employees of Buyer, (ii) this Section 6.10 shall not be construed to limit the ability of Buyer and its Subsidiaries to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate, and (iii) neither Buyer nor any of its Subsidiaries shall be required to provide any employees or former employees of Safety Fund with post-retirement medical benefits more favorable than those provided to new hires of Buyer.

          (c) Safety Fund has listed certain employment and change of control agreements and a tin parachute plan in Schedule 6.10 hereto. Following the
                                       -------------
Effective Time, Buyer shall honor or cause its Subsidiaries to honor in accordance with their terms all such employment and change of control agreements and the tin parachute plan and assume or cause its Subsidiaries to assume all duties, liabilities and obligations under such agreements and arrangements. Buyer agrees that the consummation of the transactions contemplated hereby constitutes a "Change in Control" as defined in the change of control agreements entered into between Safety Fund or any Safety Fund Subsidiary and certain officers as disclosed in Schedule 6.10 hereto. The provisions of this Section
                         -------------
6.10 are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director, officer, employee and former employee covered hereby and his or her heirs and representatives.

     6.11  DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE.

          (a) CONTRACTUAL INDEMNIFICATION. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, administrative or criminal, including, without limitation, any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Safety Fund or any Safety Fund Subsidiary (the

"Indemnified Parties") is, or is threatened to be, made a party, based in whole
---------------------
or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond to such claim, action, suit, proceedings or investigation. It is understood and agreed that from and after the Effective Time, Buyer shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each Indemnified Party against any and all losses, claims, damages, liabilities and fines, and amounts paid in settlement, in connection with any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time). In connection with any such claim, action, suit, proceeding or investigation, (x) Buyer shall pay expenses (including without limitation reasonable attorney fees) in advance of the final disposition of any such claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable law upon receipt of any undertaking required by applicable law, and (y) Buyer shall use all reasonable efforts to assist in the vigorous defense of any such matter; provided, however, that (1) Buyer shall have the right to assume the defense thereof and upon such assumption Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Buyer does not assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Buyer shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified

Parties, (3) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (b) PROCEDURAL LIMITATIONS. Any Indemnified Party wishing to claim indemnification under Section 6.11 shall, upon learning of any such claim, action, suit, proceeding or investigation, notify Buyer thereof, provided that the failure so to notify shall not affect the obligations of Buyer under Section
6.11 except to the extent such failure materially prejudices it. As a condition to receiving indemnification under Section 6.11, the party claiming indemnification shall assign, by separate writing, to Buyer all right, title and interest to and in proceeds of any insurance maintained or provided by Safety Fund or Buyer or any of their respective affiliates for the benefit of claimant, to the extent of indemnification actually received from Buyer hereunder. Any Person entitled to indemnification pursuant to Section 6.11 shall be required to cooperate in the defense and investigation of any claim as to which indemnification may be made and shall send such notices as Buyer may reasonably request under any applicable directors and officers liability or bankers blanket bond insurance coverage to preserve claims of which the claiming party is aware. No person shall be entitled to indemnification under Section 6.11 if such Person is seeking indemnification based on a claim (other than a claim arising as a supplier to, customer of or borrower from Buyer or the Buyer Subsidiaries or Safety Fund or the Safety Fund Subsidiaries) brought by such person or by an entity of which such person is a general partner, executive officer, director, trustee, beneficiary or controlling person unless such Person or entity has waived any right to participate in any damage or other award to such claiming party or other entity in any such action, suit or proceeding.

          (c) CHARTER AND BY-LAWS. All rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in Safety Fund's Charter and By-laws, or similar governing documents of any Safety Fund Subsidiary, as in effect as of the date hereof with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Buyer shall indemnify, defend and hold harmless the Indemnified Parties pursuant to the rights surviving pursuant to the preceding sentence to the full extent permitted under applicable law.

          (d) PURCHASE OF INSURANCE. Buyer, from and after the Effective Time, will cause the persons who served as directors or officers of Safety Fund on or before the Effective Time to be covered by Safety Fund's existing directors' and officers' liability insurance policy (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 6.11 to insurance coverage more favorable than that provided to him or her in such capacities at the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Time. Such insurance coverage shall commence on the Effective Date and will be provided for a period of no less than six years after the Effective Time; provided, however, that in no event shall Buyer be required to expend in any year more than 150% of the current per annum amount expended by Safety Fund to maintain or procure insurance coverage pursuant hereto. Safety Fund agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at Buyer's request.

          (e) SUCCESSORS OR ASSIGNS. To the extent not otherwise provided by applicable law, contract or otherwise, and to the extent necessary under the circumstances for Buyer's successors or assigns to be bound, in the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 6.11.

          (f) THIRD PARTY BENEFICIARY. The provisions of this Section 6.11 are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director or officer covered hereby and his or her heirs and representatives.

     6.12 STOCK EXCHANGE LISTING. Buyer shall apply for approval to list the shares of Buyer Common Stock to be issued in the Merger on the Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

     6.13 BUYER SUB. Prior to the Effective Time, Buyer will take any and all necessary action to cause (i) Buyer Sub to be organized, (ii) Buyer Sub to become a direct or indirect wholly-owned subsidiary of Buyer, (iii) the directors and stockholder or stockholders of Buyer Sub to approve the transactions contemplated by this Agreement

                                  ARTICLE VII

                         REGULATORY AND OTHER MATTERS

     7.1 PROXY STATEMENT-PROSPECTUS. For the purposes (x) of registering Buyer's Common Stock to be issued to holders of Safety Fund's Common Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) of holding the Safety Fund shareholders' meeting, Buyer and Safety Fund shall cooperate in the preparation of a registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"),
                                                      ----------------------
including a proxy statement/prospectus or statements satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Safety Fund to the Safety Fund shareholders, together with any and all amendments or supplements thereto,
being herein referred to as the "Proxy Statement-Prospectus").   Buyer shall
                                 --------------------------
file the Registration Statement with the SEC. Each of Buyer and Safety Fund shall use their best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Safety Fund shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. Buyer shall also use its best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Safety Fund shall furnish all information concerning Safety Fund and the holders of Safety Fund Common Stock as may be reasonably requested in connection with any such action. Safety Fund and Buyer shall each promptly notify the other if at any time it becomes aware that the Proxy Statement-Prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Safety Fund and Buyer shall cooperate in the preparation of a supplement or amendment to the Proxy Statement-Prospectus, which corrects such misstatement or omission, and shall cause the same to be filed with the SEC and distributed to stockholders of Safety Fund.

     7.2 REGULATORY APPROVALS. Each of Safety Fund and Buyer will cooperate with the other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including without limitation the Merger, the BHC Merger, and the Bank Merger. Safety Fund and Buyer will furnish each other and each other's counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Safety Fund or Buyer to any governmental body in connection with the Merger, the BHC Merger, the Bank Merger, and the other transactions contemplated by this Agreement. Safety Fund and Buyer shall have the right to review and approve in advance all characterizations of the information relating to Buyer or Safety Fund, as the case may be, and any of their respective subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, Safety Fund and Buyer shall each furnish to the other a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body.

     7.3 AFFILIATES; PUBLICATION OF COMBINED FINANCIAL RESULTS. (a) Each of Buyer and Safety Fund shall use all reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders meeting called by Safety Fund to approve this Agreement, a written agreement, in the form of Exhibit 7.3 hereto,
                                                    -----------
providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Buyer Common Stock or Safety Fund Common Stock held by such "affiliate", and, in the case of the "affiliates" of Safety Fund, the shares of Buyer Common Stock to be received by such "affiliate" in the Merger: (1) otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder or (2) unless the parties shall have agreed that it will be impossible to obtain pooling treatment for the Merger, during the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Buyer and Safety Fund.

          (b) Buyer shall use its best efforts to publish no later than twenty-five (25) days after the end of the first calendar quarter in which there are at least thirty (30) days of post-Merger combined operations (which calendar quarter may be the calendar quarter in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

                                 ARTICLE VIII

                              CLOSING CONDITIONS

     8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

          (a) STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved in accordance with applicable law and Stock Exchange policy by the requisite vote of the stockholders of Safety Fund and Buyer.

          (b) INJUNCTIONS. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

          (c) REGULATORY APPROVALS. All necessary approvals, authorizations and consents of all governmental bodies required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authoriza-tion or consent shall include any condition or requirement, not reasonably foreseen as of the date of this Agreement, that would, in the good faith reasonable judgment of the Board of Directors of either Buyer or Safety Fund, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise or of Safety Fund or SFNB or otherwise materially impair the value of Safety Fund or SFNB to Buyer; provided, however, that no condition or requirement that relates primarily to regulatory matters existing at the date hereof with respect to Buyer's pre-Merger business or activities shall be deemed to affect the business, operations, financial condition, property or assets of the combined enterprise or of Safety Fund or otherwise materially impair the value of Safety Fund to Buyer.

          (d) EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) STOCK EXCHANGE LISTING. The shares of Buyer Common Stock to be issued in the Merger shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance.

          (f) TAX OPINION. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Effective Time, each of Buyer and Safety Fund shall have received an opinion of Arnold & Porter reasonably acceptable in form and substance to Buyer and Safety Fund dated as of the Closing Date, substantially to the effect that, for federal income tax purposes:

               (1) The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of
     Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code,

               (2) The exchange of Safety Fund Common Stock to the extent exchanged for Buyer Common Stock will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of Safety Fund,

               (3) The basis of the Buyer Common Stock to be received (including any fractional shares deemed received for tax purposes) by a Safety Fund shareholder will be the same as the basis of the Safety Fund Common Stock surrendered pursuant to the Merger in exchange therefor, and

               (4) The holding period of the shares of Buyer Common Stock to be received by a shareholder of Safety Fund will include the period during which the shareholder held the shares of Safety Fund Common Stock surrendered in exchange therefor, provided the Safety Fund Common Stock surrendered is held as a capital asset at the Effective Time.

Each of Buyer and Safety Fund shall provide Arnold & Porter with a letter setting forth the facts, assumptions and representations on which Arnold & Porter may rely in rendering its opinion.

     8.2 CONDITIONS TO THE OBLIGATIONS OF BUYER UNDER THIS AGREEMENT. The obligations of Buyer under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Safety Fund set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Buyer; provided, however, that (i) in determining whether or not the condition contained in this Section 8.2 shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this Section 8.2 shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole; and Safety Fund shall have delivered to Buyer a certificate of Safety Fund to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Safety Fund as of the Effective Time.

          (b) AGREEMENTS AND COVENANTS. Safety Fund shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Safety Fund to be performed or complied with by it at or prior to the Effective Time under this Agreement and Buyer shall have received a certificate signed on behalf of Safety Fund by the Chief Executive Officer and Chief Financial Officer of Safety Fund to such effect dated as of the Effective Time.

          (c) PERMITS, AUTHORIZATIONS, ETC. Safety Fund and the Safety Fund Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by Safety Fund, the lawful consummation of the BHC Merger by the Surviving Corporation, and the lawful consummation of the Bank Merger by SFNB, the failure to obtain which would have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole.

          (d) LEGAL OPINION. Buyer shall have received an opinion, dated the Closing Date, from Foley, Hoag & Eliot, counsel to Safety Fund as to such matters as Buyer may reasonably request with respect to the transactions contemplated hereby. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of Safety Fund, Buyer, Affiliates of the foregoing, and others.

          (e) ACCOUNTANTS' LETTER. Buyer shall have received a "comfort" letter from the independent certified public accountants for Safety Fund, dated (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding Safety Fund, each in form and substance which is customary in transactions of the nature contemplated by this Agreement.

Safety Fund will furnish Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.2 as Buyer may reasonably request.

     8.3  CONDITIONS TO THE OBLIGATIONS OF SAFETY FUND UNDER THIS AGREEMENT.
The obliga tions of Safety Fund under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Safety Fund; provided, however, that (i) in determining whether or not the condition contained in this Section 8.3(a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this Section 8.3(a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Buyer; and Buyer shall have delivered to Safety Fund a certificate of Buyer to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Buyer as of the Effective Time;

          (b) AGREEMENTS AND COVENANTS. Buyer shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Buyer to be performed or complied with by it at or prior to the Effective Time under this Agreement and Safety Fund shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and Chief Financial Officer of Buyer to such effect dated as of the Effective Time.

          (c) PERMITS, AUTHORIZATIONS, ETC. Buyer and its subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger by Buyer, the failure to obtain which would have a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole.

          (d) LEGAL OPINION. Safety Fund shall have received an opinion from Devine, Millimet & Branch, counsel to Buyer, dated the Closing Date, as to such matters as Safety Fund may reasonably request with respect to the transactions contemplated hereby. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of Buyer, Safety Fund, Affiliates of the foregoing, and others.

     Buyer will furnish Safety Fund with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.3 as Safety Fund may reasonably request.

                                  ARTICLE IX

                                  THE CLOSING

     9.1 TIME AND PLACE. Subject to the provisions of Articles VIII and X hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Foley, Hoag & Eliot, One Post Office Square, Boston, Massachusetts at 10:00 a.m. on a date specified by Buyer at least three business days prior to such date. The Closing Date shall be as soon as practicable after the last required approval for the Merger, the BHC Merger and the Bank Merger has been obtained and the last of all required waiting periods under such approvals have expired, or at such other place, date or time as Buyer and Safety Fund may mutually agree upon.

     9.2 DELIVERIES AT THE CLOSING. At the Closing there shall be delivered to Buyer and Safety Fund the opinions, certificates, and other documents and instruments required to be delivered under Article VII hereof.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

     10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Safety Fund:

          (a) At any time by the mutual written agreement of Buyer and Safety Fund;

          (b) By either Safety Fund or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material breach on the part of the other party of any representation, warranty or agreement contained herein which cannot be or has not been cured within 30 days after written notice by the Buyer to Safety Fund (or by Safety Fund to Buyer) of such breach;

          (c) At the election of either Buyer or Safety Fund, if the Closing shall not have occurred on or before January 5, 1997 (the "Termination Date"),
                                                           ----------------
or such later date as shall have been agreed to in writing by Buyer and Safety Fund; provided, that no party may terminate this Agreement pursuant to this
Section 10.1 if the failure of the Closing to have occurred on or before said date was due to such party's breach of any of its obligations under this Agreement, and provided, further, that the Termination Date may be extended until April 5, 1997 by either party by written notice to the other party (given not later than December 5, 1996) if the Closing shall not have occurred because of failure to have obtained approval from one or more regulatory authorities whose approval is required in connection with this Agreement and the transactions contemplated hereby under circumstances in which neither party has the right to terminate this Agreement pursuant to Section 10.1 hereof;

          (d) By either Safety Fund or Buyer if the stockholders of Safety Fund or Buyer shall have voted at the Annual or Special Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

          (e) By either Safety Fund or Buyer if final action has been taken by a regulatory authority whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby; or

          (f) By Safety Fund, in accordance with the provisions of Section 2.12 hereof.

     10.2 EFFECT OF TERMINATION. (a) In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.3, 11.1, 12.1, 12.6, 12.9, and 12.10 (and of this Section 10.2)
shall survive such termination of this Agreement and remain in full force and effect and (ii) notwithstanding anything to the contrary contained in this Agreement, each party shall remain liable (in an action at law or otherwise) for any liabilities or damages arising out of its gross negligence or its wilful breach of any provision of this Agreement.

          (b) If this Agreement is terminated, expenses of the parties hereto shall be determined as follows:

               (1)  Any termination of this Agreement pursuant to Sections 10.1,
     (a), 10.1(c), 10.1(d), 10.1(e), or 10.1(f) hereof (other than as a result of a wilful breach or gross negligence by a party hereto) shall be without cost or expense on the part of any party to the other; and

               (2)  In the event of a termination of this Agreement pursuant to
     Section 10.1(b) hereof as a result of a breach of a representation, warranty or covenant which is caused by the wilful conduct or gross negligence of a party, such party shall (while remaining liable for any liabilities or damages arising out of such wilful breach or gross negligence) be obligated to reimburse the other party for all out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (collectively referred to as "Expenses").
                     --------

          (c) The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity and notwithstanding anything to the contrary contained herein, no party shall be relieved or released from any liabilities or damages arising out of its gross negligence or wilful breach of any provision of this Agreement.

          (d) In no event shall any officer, agent or director of Safety Fund, any Safety Fund Subsidiary, Buyer or any Buyer subsidiary, be personally liable thereunder for any default by any party in any of its obligations hereunder unless any such default was intentionally caused by such officer, agent or director.

     10.3 EXPENSES. Except as provided in Section 10.2 hereof, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses, provided, however, that the Expenses of printing and mailing the Proxy Statement-Prospectus and all filings with the SEC in connection therewith shall be shared by Buyer and by Safety Fund in accordance with the procedures set forth in Schedule 10.3 hereto, provided,
                                            -------------
further, however, that nothing contained herein shall limit either party's rights under Section 10.2 hereof, including but not limited to the right to recover any liability or damages arising out of the other party's gross negligence or wilful breach of this Agreement.

     10.4 AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Safety Fund), the parties hereto may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Safety Fund, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of consideration to be delivered to Safety Fund's stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE XI

                              CERTAIN DEFINITIONS

     11.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

          (a) "AFFILIATE" of a specified Person shall mean a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person, including, without limitation, any partnership or joint venture in which a Person (either alone, or through or together with any subsidiary) has, directly or indirectly, an interest of 5% or more.

          (b) "ENVIRONMENTAL LAWS" shall mean any federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, (B) the manufacture, handling, transport, use, treatment, storage or disposal of

Hazardous Substances or materials containing Hazardous Substances, or (C) otherwise relating to pollution of the environment.

          (c) "ENVIRONMENTAL PERMITS" means all permits, licenses and other authorizations referred to under any Environmental Law.

          (d) "HAZARDOUS SUBSTANCES" means (A) those substances defined in or regulated under the Comprehensive Environmental Response, Compensation and Liability Act, and its state counterparts, as each may be amended from time to time, and all regulations thereunder, (B) petroleum and petroleum products including crude oil and any fractions thereof, (C) natural gas, synthetic gas, and any mixtures thereof, (D) radon, (E) any other contaminant, and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation.

          (e) "MATERIAL ADVERSE EFFECT", when used with respect to any Person, shall mean a material adverse effect on the financial condition, business, or results of operations of such Person; provided, however, that the following matters shall not constitute or contribute to a Material Adverse Effect: (i) changes in the financial condition, business, or results of operations of a person resulting directly or indirectly from (x) changes in interest rates (provided that Safety Fund is in compliance with its asset/liability management policy as disclosed to Buyer prior to the date of this Agreement, as the same may be revised thereafter with Buyer's concurrence) or (y) changes in regulations or legislation affecting Massachusetts banks; or (ii) matters related to changes in federal, state or local tax laws or changes in federal, state or local tax status, characteristics, or attributes or the ability to use such attributes.

          (f) "PERSON" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or government or any agency or political subdivision thereof.

          (g) "SUBSIDIARY" or "SUBSIDIARY" of any Person shall mean an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries, except as otherwise defined herein.

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1 CONFIDENTIALITY. Except as specifically set forth herein, Buyer and Safety Fund mutually agree to be bound by the terms of the Confidentiality Agreement previously executed by the parties hereto, which Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

     12.2 PUBLIC ANNOUNCEMENTS. Safety Fund and Buyer shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law, and neither Safety Fund nor Buyer shall issue any joint news releases with respect to this Agreement or any of the transactions contemplated hereby, unless such news releases have been mutually agreed upon by the parties hereto.

     12.3 SURVIVAL. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date.

     12.4 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telex or telecopy addressed as follows:

     If to Buyer to:

          CFX Corporation
          102 Main Street
          Keene, New Hampshire 03431
          Attn: Mark A. Gavin
          Chief Financial Officer
          Fax: (603 358-5028

     Copy to:

          Steven Kaplan, Esq.
          Arnold & Porter
          555 Twelfth Street, N.W.
          Washington, D.C. 20004
          Fax: (202) 942-5999

     If to Safety Fund, to:

          The Safety Fund Corporation
          470 Main Street
          Fitchburg, Massachusetts 01420
          Attention: President
          Fax: (508) 342-9795

     Copy to

          Peter W. Coogan, Esq.
          Carol Hempfling Pratt, Esq.
          Foley, Hoag & Eliot
          One Post Office Square
          Boston, Massachusetts 02109
          Fax: (617) 832-7000

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

     12.5 PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as otherwise expressly provided in this Agreement) nothing in this Agreement is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

     12.6 COMPLETE AGREEMENT. This Agreement and the Option Agreement, including the Exhibits and Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section
12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

     12.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     12.8 SEVERABILITY. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

     12.9 GOVERNING LAW. This Agreement shall be governed by the laws of Massachusetts, without giving effect to its principles of conflicts of laws.

     12.10 HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                                   * * * * *

     IN WITNESS WHEREOF, Buyer and Safety Fund have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

                                  CFX CORPORATION


[SEAL]                            By:/s/ Peter J. Baxter
                                     -------------------------
                                      Peter J. Baxter
                                      President and CEO

                                  THE SAFETY FUND CORPORATION


[SEAL]                            By:/s/ Christopher W. Bramley
                                     ------------------------------
                                      Christopher W. Bramley
                                      President and CEO

[SEAL]                            By:/s/ Martin F. Connors, Jr.
                                     -------------------------------
                                      Martin F. Connors, Jr.
                                      Treasurer

                             INDEX OF DEFINED TERMS

Affiliate............................................................... 44
Agreement................................................................ 1
Articles of Merger....................................................... 1
Bank Merger.............................................................. 1
Bank Merger Agreement.................................................... 1
Bank Regulator.......................................................... 13
BBI..................................................................... 13
BHC Merger............................................................... 1
BHCA.................................................................... 11
Buyer.................................................................... 1
Buyer Audited Financial Statements...................................... 24
Buyer Common Shares..................................................... 22
Buyer Common Stock....................................................... 4
Buyer Financial Statements.............................................. 24
Buyer Index Price........................................................ 4
Buyer Interim Financial Statements...................................... 24
Buyer Investment Advisor................................................ 26
Buyer Preferred Shares.................................................. 22
Buyer Reports........................................................... 25
Buyer Stock Option Plan................................................. 22
Buyer Sub................................................................ 1
Buyer Trading Price...................................................... 4
Closing.................................................................. 1
Closing Date............................................................. 1
Code.................................................................... 10
Dissenting Shares........................................................ 9
Effective Time........................................................... 1
Environmental Laws...................................................... 44
Environmental Permits................................................... 45
ERISA Plans............................................................. 18
Excess parachute payment................................................ 17
Exchange Act............................................................ 11
Exhibit A............................................................... 41
Expenses................................................................ 43
FDIC.................................................................... 13
Federal Reserve......................................................... 13
GAAP.................................................................... 14
Hazardous Substances.................................................... 45
Holder................................................................... 6
Increased Dividend...................................................... 28
Indemnified Parties..................................................... 35
Investment Advisor...................................................... 19
Last Closing Price....................................................... 8
Massachusetts Commissioner.............................................. 13
MBCL..................................................................... 9
Merger................................................................... 1

Merger Consideration........................................................ 4
MHP........................................................................ 13
Option Agreement............................................................ 3
Orange Savings.............................................................. 1
Pension Plan............................................................... 18
Person..................................................................... 45
Pooling Determination....................................................... 4
Pooling Exchange Ratio...................................................... 5
Proxy Statement-Prospectus................................................. 37
Purchase Exchange Ratio..................................................... 5
Registration Statement..................................................... 37
Schedules.................................................................. 11
SEC........................................................................ 15
Secretary of State.......................................................... 1
Securities Act.............................................................. 8
SFNB........................................................................ 1
Shareholder Rights Plan.................................................... 12
Special Meeting............................................................ 31
Stock Exchange.............................................................. 4
Subsidiaries............................................................... 45
Subsidiary................................................................. 45
Surviving Bank.............................................................. 2
Surviving Corporation....................................................... 1
Termination Date........................................................... 42
Triggering Event............................................................ 6
Welfare Plan............................................................... 18

                                      I-2